DATED 15th April, 1997


                    HEPWORTH R. AND M. HOLDINGS LIMITED

                                    and

                                HEPWORTH PLC

                                    and

                          REFRACO HOLDINGS LIMITED

                                    and

                           THE ALPINE GROUP, INC.


              -----------------------------------------------

                          SHARE PURCHASE AGREEMENT
                  relating to the issued share capital of
                  Hepworth Refractories (Holdings) Limited

              -----------------------------------------------


                             Slaughter and May
                            35 Basinghall Street
                              London EC2V 5DB
                                 (TNC/KMH)

                                  CONTENTS

                                                                          Page

1.  INTERPRETATION                                                          1

2.  SALE AND PURCHASE                                                       2

3.  CONSIDERATION                                                           2

4.  LITIGATION PROVISION                                                    3

5.  COMPLETION                                                              6

6.  SELLER'S WARRANTIES                                                     6

7.  PURCHASER'S WARRANTIES                                                  7

8.  PURCHASER'S UNDERTAKINGS AND SELLER'S UNDERTAKING                       8

9. INTRA-GROUP GUARANTEES AND BORROWINGS                                    9

10.  RESTRICTIONS ON SELLER                                                12

11. SELLER'S INDEMNITY                                                     13

12. PROVISION RELATING TO RESTRICTIONS                                     13

13. HEPWORTH GUARANTEE                                                     14

14.  ALPINE GUARANTEE                                                      15

15. PENSIONS                                                               16

16. EFFECT OF COMPLETION                                                   16

17. REMEDIES AND WAIVERS                                                   16

18. ASSIGNMENT                                                             16

19. FURTHER ASSURANCE                                                      17

20. ENTIRE AGREEMENT                                                       17

21. NOTICES                                                                18

22. ANNOUNCEMENTS                                                          19

23. CONFIDENTIALITY                                                        20

24. RESTRICTIVE TRADE PRACTICES ACT 1976                                   21

25. COSTS AND EXPENSES                                                     21

26.  TIME OF ESSENCE                                                       22

27. COUNTERPARTS                                                           22

28. INVALIDITY                                                             22

29. GOVERNING LAW                                                          22

30. JURISDICTION                                                           22

31. AGENT FOR SERVICE                                                      23

SCHEDULE 1 (Interpretation)                                                25

SCHEDULE 2 (Completion Arrangements)                                       38

SCHEDULE 3 (The Warranties)                                                44

SCHEDULE 4 (Limitations on Liability)                                      64

SCHEDULE 5 (The Company)                                                   71

SCHEDULE 6 Part A (The Subsidiaries)                                       73

           Part B (The Associated Company)                                113

SCHEDULE 7 (Pensions)                                                     114

SCHEDULE 8 (The Property)                                                 133

SCHEDULE 9 (Completion Accounts)                                          140

SCHEDULE 10 (Disputes)                                                    148

ATTACHMENT A (Data Room List)

ATTACHMENT B (Deed of Release)

ATTACHMENT C (Disclosure Letter)

ATTACHMENT D (Licences)

ATTACHMENT E (Hepworth's Press Announcement)

ATTACHMENT F (Alpine Press Announcement)

ATTACHMENT G (Registered Intellectual Property)

ATTACHMENT H (Tax Covenant)

ATTACHMENT I (Accounting Pack)

ATTACHMENT J (Worked Example Schedule)

ATTACHMENT K (Environmental Indemnity)

ATTACHMENT L (Loxley Lease)

ATTACHMENT M (Confidentiality Release Letters)

ATTACHMENT N (Report Letters)

ATTACHMENT O (Employer's Liability Insurance Policy)

ATTACHMENT P (Minerals Lease)

ATTACHMENT Q (Completion Accounts Format)

                          SHARE PURCHASE AGREEMENT

                           DATED 15th April, 1997

BETWEEN:

1. HEPWORTH R. and M. HOLDINGS LIMITED whose registered office is at Tapton Park Road, Sheffield S10 3FS (registered in England and Wales No. 2369751) (the "Seller");

AND

2. HEPWORTH PLC whose registered office is at Tapton Park Road, Sheffield S10 3FS (registered in England and Wales No. 965093) (the "Hepworth Guarantor");

AND

3. Refraco Holdings Limited whose registered office is at 65 Fleet Street, London EC4Y 1HS (registered in England and Wales No. 3354257) (the "Purchaser").

AND

4. The Alpine Group, Inc., a corporation registered under the laws of Delaware with IRS employer identification number 22-1620387, whose principal place of business is at 1790 Broadway, New York, New York 10019-1412 (the "Alpine Guarantor").

WHEREAS:

(A) The Seller has agreed to sell, or procure the sale of, and the Purchaser has agreed to purchase and pay for the Shares (as defined in this Agreement) on the terms and subject to the conditions of this Agreement.

(B) The Hepworth Guarantor has agreed to guarantee the obligations of the Seller under this Agreement and the Alpine Guarantor has agreed to guarantee the obligations of the Purchaser under this Agreement.

WHEREBY IT IS AGREED as follows:

1.    INTERPRETATION

(A)   Certain words and expressions used in this Agreement are defined in
      Schedule 1.

(B) The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

2.    SALE AND PURCHASE

(A) On the terms and subject to the conditions set out in this Agreement, the Seller shall sell, or procure the sale of, and the Purchaser shall purchase and pay for the Shares as at and with effect from Completion together with all rights attached or accruing to them at Completion.

(B) The Seller has the right to transfer, or procure the transfer of, the legal and beneficial title to the Shares.

(C) The Shares shall be sold free from all liens, charges, encumbrances or other third party rights.

(D) The Shares shall be sold together with all rights attached or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Company on or after the Completion Date.

(E) The Hepworth Guarantor will procure the waiver of all rights of pre-emption over any of the Shares conferred upon any member of the Seller's Group by the articles of association of the Company or in any other way.

(F) For the avoidance of doubt, Part I of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purpose of this Clause 2.

3.    CONSIDERATION

(A) The initial consideration for the sale of the Shares (the "Initial Consideration") shall be the payment by the Purchaser to the Seller of the sum of (pound)62,500,000, payable in accordance with Clause 5.

(B) The Initial Consideration shall be subject to adjustment in accordance with the provisions of sub-clauses (C) and (D) below and as adjusted shall constitute the consideration for the Shares (the "Consideration").

(C) Within seven (7) Business Days of the final determination of the value of the Net Assets identified in the Completion Accounts in accordance with the provisions of Schedule 9:-

      (i) in the event that the value of the Net Assets is greater than the sterling amount of (pound)47.1 million (the "Target Value"), the Purchaser shall pay to the Seller, by way of adjustment to the Initial Consideration, a sum equivalent to the excess over the Target Value together with an amount equivalent to interest thereon at the Agreed Rate for the period from the date of Completion to the date of payment; and

      (ii) in the event that the value of the Net Assets is less than the Target Value, the Seller shall pay to the Purchaser, by way of an adjustment to the Initial Consideration, a sum equivalent to the shortfall below the Target Value together with an amount equivalent to interest thereon at the Agreed Rate for the period from the date of Completion to the date of payment.

      For the avoidance of doubt, if the value of the Net Assets equals the Target Value, no payment shall be made by either party.

(D) A further adjustment shall be made to the Initial Consideration in the circumstances set out in, and in accordance with, Clause 4.

(E) Any amounts to be paid pursuant to sub-clauses (C) or (D) above shall be paid in pounds sterling through a CHAPS transfer for same day value to the Seller's Account or the Purchaser's Account, as applicable.

(F) All payments by the Seller or the Purchaser under the Warranties or indemnities contained in this Agreement shall (so far as possible) be made by way of adjustment to the Consideration.

4.    LITIGATION PROVISION

(A) The Purchaser acknowledges and agrees that it shall not utilise the (pound)2,000,000 general provision referred to in paragraph 4(vii) of
      Schedule 9 (the "Litigation Provision") for any purpose whatsoever except for any purpose relating to the disputes listed in Schedule 10 (the "Disputes"). For the purposes of this Clause 4, references to "the Litigation Provision, or any part thereof," being "released by the Purchaser unutilised" shall mean released for a reason other than in relation to any payments made in relation to any of the Disputes (and any associated costs and expenses).

(B) An adjustment, in accordance with clause (C) below, shall be made to the Initial Consideration:

      (i) on any date on which the Litigation Provision, or any part thereof, is released by the Purchaser unutilised; and/or

      (ii)  on the later of:

            (aa) the date falling 5 years after the Completion Date (the "Release Date"); and

            (bb) if, prior to the Release Date, legal proceedings of any description (including arbitration, administrative or criminal proceedings) have been commenced against any member of the Group, or any member of the Group has been joined in any such proceedings, in relation to any of the Disputes ("Legal Proceedings"), the date on which, in relation to each set of Legal Proceedings, one or more of the following has occurred:-

                  (1) such Legal Proceedings have been fully and finally settled or awards, and the corresponding payments, of damages have been made;

                  (2) such Legal Proceedings have been irrevocably discontinued;

                  (3) the claims underlying such Legal Proceedings have been fully waived and released; or

                  (4) in relation to such Legal Proceedings, no formal step has been taken by, and no correspondence specifically relating to the continuance of such Legal Proceedings, or the settlement thereof, has been received from, any other party to such Legal Proceedings or their legal representatives during a consecutive period of three calendar years.

(C)   (i)   Subject to clause (C)(iii) below, in the circumstances, and within seven (7) Business Days of any date referred to in clause
            (B)(i) above, the Purchaser shall pay to the Seller by way of adjustment to the Initial Consideration a sum equal to 50 per cent.
            of that part of the Litigation Provision released by the Purchaser unutilised.

      (ii) Subject to clause (C)(iii) below, in the circumstances, and within seven (7) Business Days of the later of the dates, referred to in clause (B)(ii) above, the Purchaser shall pay to the Seller by way of adjustment to the Initial Consideration a sum equal to 50 per cent. of that part of the Litigation Provision remaining unutilised.

      (iii) The maximum aggregate amount payable to the Seller as an adjustment to the Initial Consideration pursuant to Clause (C)(i) and Clause
            (C)(ii) shall not exceed (pound)500,000.

(D) In relation to any Legal Proceedings, the Seller may, at any time after the date falling 5 years after the Completion Date, request, and the Purchaser shall procure, that the relevant members of the Group apply to the appropriate judicial authorities to have the relevant proceedings struck out for want of prosecution PROVIDED THAT, in each case, in the circumstances the Purchaser, in good faith, believes that it is reasonable for the Seller to make such a request and that to do so would not result in an increase in the liability of the relevant member of the Group in relation to the relevant Dispute (other than the costs and expenses of the application) and PROVIDED THAT the relevant members of the Group each have the appropriate judicial grounds and capacity to make such an application and FURTHER PROVIDED THAT the Seller shall indemnify the Purchaser against 50 per cent. of all reasonable costs and expenses incurred by any member of the Group in relation to the making, and prosecution, of such an application.

(E) The Purchaser undertakes (upon the request of the Seller) to provide to, or procure the provision of, to the Seller or its representatives as soon as reasonably practicable, such information as the Seller may reasonably require from time to time in relation to the performance of the Purchaser's obligations under this Clause 4 and to co-operate fully with the Seller or its representatives in this regard. In particular, but without limitation to the generality of the foregoing, the Purchaser shall give the Seller reasonable access to all correspondence and other relevant documentation relating to any Legal Proceedings in the possession or control of any member of the Group, any member of the Purchaser's Group or, to the extent that the Purchaser or any member of the Group can require such access, any such person's legal advisers PROVIDED THAT due regard shall be given to the privileged nature of any such correspondence or documentation in relation to which legal privilege may attach. Any information or documents provided pursuant to the foregoing shall be subject to the confidentiality provisions in Clause 23.

(F) Notwithstanding Clause (E) above, the Purchaser shall notify the Seller as soon as reasonably practicable after:

      (i) the date on which the Litigation Provision, or any part thereof, is released by the Purchaser either unutilised or for any purpose relating to the Disputes; and/or

      (ii) the date on which any Dispute is settled without commencing Legal Proceedings; and/or

      (iii) in relation to Legal Proceedings:

            (aa) to the extent that such Legal Proceedings are commenced after the Completion Date, the date on which each such Legal Proceedings is commenced; and/or

            (bb) in relation to each Legal Proceedings, the date on which it is fully and finally settled or on which an award, and the corresponding payment, of damages has been made or on which it has been irrevocably discontinued or on which the relevant claims have been fully waived and released or on which three years have passed since any formal step has been taken or relevant correspondence received, that such event has occurred.

(G) Notwithstanding Clauses 4(E) and (F) above, on the Release Date, the Purchaser shall notify the Seller in writing whether an adjustment to the Initial Consideration falls to be made and, if no such adjustment falls to be made pursuant to Clause 4(C)(ii), shall set out in reasonable detail the reasons why, including details of any release of the Litigation Provision or any part thereof which has not resulted in an adjustment pursuant to Clause 4(C)(i) and details of any Legal Proceedings which are still outstanding.

5.    COMPLETION

(A)   Completion of the sale and purchase of the Shares shall take place at
      11.00 a.m. (or immediately following the signing of this Agreement, if later) on the Completion Date at the offices of the Seller's Solicitors.

(B) At Completion the Seller and the Purchaser shall do those things respectively listed and required of them in Schedule 2.

(C) The Initial Consideration shall be payable by or on behalf of the Purchaser in immediately available funds in pounds sterling at Completion as referred to in Schedule 2.

(D) Receipt of funds in accordance with sub-clause (C) shall constitute a good discharge of the Purchaser in respect of the payment of the Initial Consideration.

(E) Receipt of funds in accordance with sub-clause 3(E) shall constitute a good discharge of the Purchaser or the Seller, as applicable, in respect of any further payments to be made pursuant to Clause 3.

6.    SELLER'S WARRANTIES

(A) Subject as provided in this Agreement, the Seller warrants to the Purchaser in the terms set out in Schedule 3.

(B)   The only Warranties given:

      (i)   in respect of Property are those contained in paragraphs 3(A) and
            (B), 6(D) and (E), 9(A)(i) and 17 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to Property;

      (ii) in respect of Intellectual Property are those contained in paragraph 18 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to Intellectual Property;

      (iii) in respect of competition, anti-restrictive trade practices or anti-trust legislation are those contained in paragraph 19 of
            Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to competition, anti-restrictive trade practices or anti-trust legislation;

      (iv)  in respect of pensions are those contained in paragraph 10 of
            Schedule 7 and each of the other Warranties shall be deemed not to be given in relation to pensions; and

      (v) in respect of Environmental Matters are those contained in paragraph 22 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to Environmental Matters.

(C) The liability of the Seller under or in relation to the Warranties shall be limited as set out in Schedule 4.

(D) Breach of Warranty shall not entitle the Purchaser to rescind or terminate this Agreement, or any part of it, after Completion.

(E) The Seller accepts that the Purchaser is entering into this Agreement in reliance upon the Warranties.

(F) The Seller undertakes (if any claim is made against it in connection with the Warranties and in the absence of fraud or dishonesty) not to make any claim against any member of the Group or the Associated Company or any director or employee of any member of the Group or the Associated Company on whom it may have relied before agreeing to any terms of this Agreement or of the Tax Covenant or authorising any statement in the Disclosure Letter.

(G) Save as stated in sub-clause (B), each of the Warranties shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to any other Warranty.

7.    PURCHASER'S WARRANTIES

      The Purchaser warrants to the Seller that:

      (i) each of the Purchaser and the Alpine Guarantor has the requisite power and authority to enter into and perform this Agreement and the other documents which are to be executed by the Purchaser and/or the Alpine Guarantor (as the case may be) at Completion and which are listed in paragraph (C)(i) of Schedule 2 (the "Purchaser's Completion Documents");

      (ii) this Agreement constitutes and the Purchaser's Completion Documents will, when executed by the Purchaser and/or the Alpine Guarantor (as the case may be), constitute binding obligations of the Purchaser and/or the Alpine Guarantor (as the case may be) in accordance with their respective terms; and

      (iii) the execution and delivery of, and the performance by each of the Purchaser and the Alpine Guarantor of its obligations under, this Agreement and the Purchaser's Completion Documents will not:

            (a) result in a breach of any provision of the memorandum or articles of association or equivalent constitutional documents of the Purchaser or the Alpine Guarantor (as the case may be);

            (b) result in a breach of, or constitute a default under, any instrument to which the Purchaser or the Alpine Guarantor (as the case may be) is a party or by which the Purchaser or the Alpine Guarantor (as the case may be) is bound; or

            (c) result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser or the Alpine Guarantor (as the case may be) is a party or by which the Purchaser or the Alpine Guarantor (as the case may be) is bound.

8.    PURCHASER'S UNDERTAKINGS AND SELLER'S UNDERTAKINGS

(A) The Purchaser undertakes that, in the absence of fraud or dishonesty or save as provided in this sub-clause (A), it has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of any member of the Seller's Group on whom it may have relied before agreeing to any term of this Agreement or any other agreement or document referred to herein or entering into this Agreement or any other agreement or document referred to herein including, without prejudice to the generality of the foregoing, any such persons as are named in the definition of "so far as the Seller is aware" in Schedule 1, PROVIDED that nothing contained in this sub-clause (A) shall restrict or prevent the Purchaser or the Alpine Guarantor from bringing any claim against Chesterton, the Investigating Accountants or Fugro in relation to any matters contained in their respective Reports.

(B) The Purchaser undertakes on behalf of itself and each member of the Purchaser's Group that, any future use of Seller Confidential Information is at the risk of the Purchaser and other members of the Purchaser's Group. No updates of the Seller Confidential Information will be provided by any member of the Seller's Group to any member of the Purchaser's Group after Completion.

(C) The Purchaser acknowledges and agrees on behalf of itself and each member of the Purchaser's Group that, for the avoidance of doubt, nothing in this Agreement shall operate as an agreement to transfer (nor shall transfer) any right, title, or interest in any trade mark, house mark or company name to the extent it contains or consists of the word "Hepworth" or in any other mark in which that element appears or the word "Hepworth" in the translational or transliteral form appears (together the "Hepworth Marks") and agrees that it will use all reasonable endeavours to procure, as soon as reasonably practicable after Completion, and, in any event, within 18 months of the Completion Date, that the Hepworth Marks will be removed from all signage, stocks, sales literature, or other promotional material and all other assets whatsoever of each member of the Group and the Associated Company and the Purchaser agrees that neither it nor any other member of the Purchaser's Group will use the Hepworth

      Marks or any signage, stocks, sales literature or other promotional literature bearing or containing a Hepworth Mark nor shall the Purchaser or any other member of the Purchaser's Group hold itself out as being part of or in any way connected with the Seller's Group.

(D) The Purchaser shall procure that originals of all notices, correspondence, information, orders or enquiries relating solely to the business of any member of the Seller's Group and copies of all other notices, correspondence, information, orders or enquiries to the extent that they otherwise relate to the business of any member of the Seller's Group which are received by any member of the Purchaser's Group on or after Completion shall be passed as soon as practicable to the Seller.

(E) The Purchaser undertakes that it will, within two Business Days after Completion, or as soon as reasonably practicable thereafter, procure that the name of the Company and any other Subsidiary which contains the word "Hepworth" shall be changed to a name not including the word "Hepworth".

(F) The Purchaser undertakes that it will, subject to the granting of landlord's consent, promptly complete the assignation by Hepworth Refractories Limited to Hepworth Minerals and Chemicals Limited of the Minerals Lease.

(G) The Seller shall procure that whatever title, including both legal and beneficial title, which Hepworth European Holdings Limited holds as at the date of this Agreement to the parcels of land at the Bawtry site, identified in the schedule for Bawtry at Index A, Part 7 of the property section of the Data Room List as parcels numbered 1, 3, 5 and 6, shall be transferred from Hepworth European Holdings Limited to Hepworth Refractories (Holdings) Limited for the consideration of a peppercorn, payable on demand, and the Seller undertakes to use reasonable endeavours to procure that this transfer is effected within five Business Days of the date of this Agreement.

(H) The Seller shall procure that Hepworth Properties Limited shall grant and the Purchaser shall procure that the Company shall take the Loxley Lease within five Business Days of this Agreement. From the date of this Agreement until the grant of the Loxley Lease, the Company may occupy the premises to be demised by the Loxley Lease as licensee as if the Loxley Lease had been granted.

(I) The Seller shall procure that originals of all notices, correspondence, information, orders or enquiries relating solely to the business of any member of the Group and copies of all other notices, correspondence, information, orders or enquiries to the extent that they otherwise relate to the business of any member of the Group which are received by any member of the Seller's Group on or after Completion shall be passed as soon as practicable to the Purchaser.

(J) The Seller undertakes to lodge the Land Certificate relating to the title of Hepworth Properties Limited to the freehold of the Loxley site with the appropriate Land

      Registry for the purposes of registration of the First Option and the Second Option referred to in the Loxley Lease.

9.    INTRA-GROUP GUARANTEES AND BORROWINGS

(A) The Purchaser, for itself and its successors and assigns, covenants that, at any time and from time to time on or after Completion, it will execute and deliver all such instruments of assumption and acknowledgements (including, without limitation, the Purchaser's Completion Release Documents) or take such other action as the Seller may reasonably request in order to effect the release and discharge in full of any Assurance given by any member of the Seller's Group to any person (including any member of the Group or the Associated Company) in respect of any obligation or liability of any member of the Group or the Associated Company and the Purchaser's assumption of, and the substitution of the Purchaser as the primary obligor in respect of, each such Assurance in each case on a non-recourse basis to any member of the Seller's Group. Pending such release and discharge, the Purchaser hereby agrees with the Seller (on behalf of itself and each member of the Seller's Group) that it will assume and pay and discharge when due, and indemnify each member of the Seller's Group against, all such Assurances.

(B) The Seller, for itself and its successors and assigns, covenants that, at any time and from time to time on or after Completion, it will execute and deliver all such instruments of assumption and acknowledgements (including, without limitation, the Deed of Release) or take such other action as the Purchaser may reasonably request in order to effect the release and discharge in full of any Assurance given by any member of the Group or the Associated Company to any person in respect of any obligation or liability of any member of the Seller's Group and the Seller's assumption of, and the substitution of the Seller as the primary obligor in respect of, each such Assurance on a non-recourse basis to the Purchaser, any member of the Group or the Associated Company. Pending such release and discharge, the Seller hereby agrees with the Purchaser (on behalf of itself, each member of the Group and the Associated Company) that it will assume and pay and discharge when due, and indemnify each member of the Group and the Associated Company against, all such Assurances.

(C) If any action, claim or demand is brought or alleged against any member of the Seller's Group or, as the case may be, any member of the Group or the Associated Company (the "Relevant Indemnified Party") in respect of which an indemnity is to be sought from the Purchaser or, as the case may be, the Seller (the "Relevant Indemnifying Party") pursuant to this Clause, the Relevant Indemnified Party shall forthwith notify the Relevant Indemnifying Party thereof and the Relevant Indemnifying Party shall have the option to assume the defence thereof. If the Relevant Indemnifying Party fails to assume such defence, it will be liable to the Relevant Indemnified Party for any reasonable legal or other expenses subsequently incurred by the Relevant Indemnified Party in connection with such defence.

(D) All sums payable by the Relevant Indemnifying Party to any Relevant Indemnified Party under this Clause shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

(E) If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in sub-clause (D), the Relevant Indemnifying Party shall be obliged to pay to the Relevant Indemnified Party such sum as will, after such deduction or withholding has been made, leave the Relevant Indemnified Party with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deduction or withholding.

(F) If any sum payable by the Relevant Indemnifying Party to any Relevant Indemnified Party under this Clause shall be subject to a liability to Taxation in the hands of such Relevant Indemnified Party, the Relevant Indemnifying Party shall be under the same obligation to make an increased payment in relation to that liability to Taxation as if the liability were a deduction or withholding required by law.

(G)   The Seller and the Purchaser hereby undertake to each other that:

      (i) on Completion, all Intra-Group Borrowings will be repaid by the relevant members of the Seller's Group and/or the Group and the Seller will confirm such repayment in writing to the Purchaser at Completion;

      (ii) following Completion, each of the Intra-Group Currency Agreements which is a sales contract shall be cancelled at the banks' forward selling rate shown at the time of cancellation on Reuters' screen (Money calc facility) and each of the Intra-Group Currency Agreements which is a purchase contract shall be cancelled at the banks' forward buying rate shown at the time of cancellation on Reuters' screen (Money calc facility). The differences between the value of each Intra-Group Currency Agreement on cancellation and the original value of the relevant contract shall be calculated as shown in the Worked Example Schedule and the difference so calculated in relation to each contract shall be discounted on a monthly basis at 67% of the base rate quoted on the Completion Date by National Westminster Bank plc. The differences as so calculated and discounted in respect of each Intra-Group Currency Agreement shall be netted off against each other and the sum resulting (a) if positive, shall be paid by Hepworth Group Services Limited to Hepworth Refractories Limited; or (b) if negative, shall be paid by Hepworth Refractories Limited to Hepworth Group Services Limited. The parties acknowledge that the process of cancellation of all Intra-Group Currency Agreements may take 24 hours to complete; and

      (iii) following Completion, any amounts, if any, outstanding between any member of the Seller's Group and any member of the Group (other than the Intra-Group Borrowings and the Intra-Group Currency Agreements) shall be paid off in the ordinary course of business.

(H) If any claim is made by any member of the Group or the Associated Company under an insurance policy in force prior to Completion which results in any liability of any member of the Seller's Group to pay, and the actual payment by any member of the Seller's Group of, any excess or deductible amount to the relevant insurer, a sum equal to such amount shall be paid by the Purchaser to the relevant member of the Seller's Group or as it may direct.

(I) If any claim is capable of being made or is made by any member of the Group under any insurance policy maintained by the Seller's Group prior to Completion, then the Seller will, and will procure that each member of the Seller's Group as appropriate will, provide to the relevant member of the Group such co-operation and assistance as the member of the Group making such claim may reasonably require PROVIDED THAT the Purchaser shall indemnify the Seller against all reasonable costs and expenses incurred by any member of the Seller's Group in providing such assistance.

10.   RESTRICTIONS ON SELLER

(A) The Seller undertakes that it will not, and shall procure that each member of the Seller's Group will not, do any of the following things:

      (i) for a period of five years after the Completion Date either alone or jointly with any person directly or indirectly carry on or be engaged or economically interested in any business which competes (directly or indirectly) with any of the Group Businesses and which is carried on within any one of the member states of the European Union;

      (ii) within a period of three and one half (3 1/2) years from the Completion Date, entice away from the employment of any member of the Group any Senior Employee EXCEPT for those who answer an advertisement for a post with any member of the Seller's Group available to members of the public generally which is not aimed specifically at a person with experience of working for the Group; nor

      (iii) intentionally assist any person to do either of the foregoing things.

(B)   Nothing in sub-clause (A) shall prevent any member of the Seller's Group:

      (i) carrying on or being engaged in or economically interested in any business (other than any Group Business) which, at the date of this Agreement, it currently carries on or is engaged in or is economically interested in or any reasonable extension or development thereof which does not directly involve the manufacture of products of a type produced, or the provision of services of a type provided, by the Group in the 12 months prior to Completion (PROVIDED THAT, for the avoidance of doubt, this shall not prevent any member of the Seller's Group from supplying materials used in the manufacture of such products);

      (ii) carrying on or being engaged in or economically interested in any business referred to in paragraph (i) of sub-clause (A) twelve months after such time as such business, in its entirety, has been sold to a third party and/or all members of the Purchaser's Group have ceased to be engaged in or economically interested in such business;

      (iii) being the holder of shares of a company (conferring not more than five per cent. of the votes which would normally be cast at a general meeting of that company) or debentures of a company which is engaged in any business referred to in paragraph (i) of sub-clause
            (A);

      (iv) acquiring the whole or any part of a business, the carrying on of which would otherwise amount to a breach of the undertaking contained in sub-clause (A), as part of a larger acquisition or series of related acquisitions PROVIDED THAT such acquisition is not made with the sole or main purpose of acquiring such business and PROVIDED FURTHER THAT the member of the Seller's Group which is the acquiring party shall, within a period of eighteen months after such acquisition (and provided that the business is not liquidated and/or does not cease to trade within such period), use its reasonable endeavours to sell such business to a third party and PROVIDED FURTHER THAT, prior to any member of the Seller's Group or its representatives endeavouring to sell such business to any person, the Seller shall procure that the relevant member of the Seller's Group shall first give the Purchaser written notice of its intention to sell such business. The Seller agrees to procure that for a period of 30 days immediately after such notice has been given to the Purchaser, no member of the Seller's Group shall directly or indirectly negotiate the sale of, or sell, such business to any person whatsoever except any member of the Purchaser's Group and their representatives; and/or

      (v) trading with its existing customers or any future customers provided that it does not solicit or accept the custom of any person in respect of goods or services competitive with those manufactured or supplied by any member of the Group during the 12 months prior to Completion.

11.   SELLER'S INDEMNITY

      With effect from Completion, the Seller shall indemnify, and keep indemnified, the Purchaser on demand (on an after tax basis) against any liability, cost, damage or loss and any expense suffered or incurred by the Purchaser or any member of the Group which arises from any liability (whether actual or contingent) of either AS Furmol Kompagnet or ApS United Moler

12.   PROVISION RELATING TO RESTRICTIONS

      Clause 10 contains an entirely separate and independent restriction and if any such restriction shall be adjudged by any court or authority of competent jurisdiction to be unlawful, against the public interest, void or unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area dealt with thereby were to be reduced, the said restriction shall be applied within the jurisdiction of that court or competent authority with such modifications as are necessary to make it valid and effective and shall continue to bind the Seller.

13.   HEPWORTH GUARANTEE

(A) In consideration of the Purchaser entering into this Agreement, the Hepworth Guarantor hereby unconditionally and irrevocably guarantees to the Purchaser the full, due and punctual performance and observation by the Seller of all its obligations under the terms of this Agreement, the Tax Covenant and the Environmental Indemnity. In the event of any matter as aforesaid, the Hepworth Guarantor shall be liable for the obligations of the Seller arising hereunder as if it were a primary obligor.

(B) The Hepworth Guarantor shall from time to time pay to the Purchaser on demand any sum of money which the Seller shall at any time be liable to pay to the Purchaser under or pursuant to the terms of this Agreement, the Tax Covenant or the Environmental Indemnity and which has not been paid when due.

(C)   The obligations of the Hepworth Guarantor under this Clause 13:

      (i) shall be continuing obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account or any change in the constitution or control of, or the insolvency of, or any liquidation, winding up or analogous proceedings relating to, the Seller or any change in the terms, conditions and undertakings on the part of the Seller contained in this Agreement, the Tax Covenant or the Environmental Indemnity; and

      (ii) shall not be discharged, prejudiced, lessened, affected or impaired by any act, omission or circumstance whatsoever which but for this provision might operate to release or exonerate the Hepworth Guarantor from all or any part of such obligations or in any way discharge, prejudice, lessen, affect or impair the same.

(D) All sums payable by the Hepworth Guarantor under this Clause shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

(E) If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in sub-clause (D), the Hepworth Guarantor shall be obliged to pay to the Purchaser such sum as will, after such deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deduction or withholding.

(F) If any sum payable by the Hepworth Guarantor under this Clause shall be subject to a liability to Taxation in the hands of the Purchaser, the Hepworth Guarantor shall be under the same obligation to make an increased payment in relation to that liability to Taxation as if the liability were a deduction or withholding required by law.

14.   ALPINE GUARANTEE

(A) In consideration of the Seller entering into this Agreement, the Alpine Guarantor hereby unconditionally and irrevocably guarantees to the Seller the full, due and punctual performance and observation by the Purchaser of all its obligations under the terms of this Agreement, the Tax Covenant and the Environmental Indemnity. In the event of any matter as aforesaid, the Alpine Guarantor shall be liable for the obligations of the Purchaser arising hereunder as if it were a primary obligor.

(B) The Alpine Guarantor shall from time to time pay to the Seller on demand any sum of money which the Purchaser shall at any time be liable to pay to the Seller under or pursuant to the terms of this Agreement, the Tax Covenant or the Environmental Indemnity and which has not been paid when due.

(C)   The obligations of the Alpine Guarantor under this Clause 14:

      (i) shall be continuing obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account or any change in the constitution or control of, or the insolvency of, or any liquidation, winding up or analogous proceedings relating to, the Purchaser or any change in the terms, conditions and undertakings on the part of the Purchaser contained in this Agreement, the Tax Covenant or the Environmental Indemnity; and

      (ii) shall not be discharged, prejudiced, lessened, affected or impaired by any act, omission or circumstance whatsoever which but for this provision might operate to release or exonerate the Alpine Guarantor from all or any part of such obligations or in any way discharge, prejudice, lessen, affect or impair the same.

(D) All sums payable by the Alpine Guarantor under this Clause shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

(E) If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in sub-clause (D), the Alpine Guarantor shall be obliged to pay to the Seller such sum as will, after such deduction or withholding has been made, leave the Seller with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deduction or withholding.

(F) If any sum payable by the Alpine Guarantor under this Clause shall be subject to a liability to Taxation in the hands of the Seller, the Alpine Guarantor shall be under the same obligation to make an increased payment in relation to that liability to Taxation as if the liability were a deduction or withholding required by law.

15.   PENSIONS

      Each of the parties shall comply with the requirements pertaining to that party set out in Schedule 7.

16.   EFFECT OF COMPLETION

      Save as otherwise provided herein, any provision of this Agreement or of any other document referred to herein which is capable of being performed after but which has not been performed at or before Completion and all Warranties and other Assurances contained in this Agreement shall remain in full force and effect notwithstanding Completion.

17.   REMEDIES AND WAIVERS

(A) No delay or omission on the part of either party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall impair such right, power or remedy or operate as a waiver thereof.

(B) The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy except where expressly stated herein.

(C) The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law unless otherwise stated herein including, without prejudice to the generality of the foregoing, as stated in Clauses 6(D), 6(F), 8(A) and 20.

18.   ASSIGNMENT

(A)   Obligations under this Agreement shall not be assignable.

(B) The benefits of this Agreement (including, without limitation, the benefits of the Warranties) shall not be assignable except that the Purchaser may, upon giving written notice to the Seller and the Hepworth Guarantor, (i) assign the benefit of the Warranties to the Administrative Agent under the Credit Agreement (the "Warranty Assignment") PROVIDED THAT the provisions of sub-clause (C) are complied with;

      and (ii) assign the benefit of this Agreement to a member of the Purchaser's Group (a "Permitted Assignee") provided that and subject to the condition that if such Permitted Assignee shall subsequently cease to be a member of the Purchaser's Group, the Purchaser shall procure that prior to its ceasing to be a member of the Purchaser's Group the Permitted Assignee shall assign so much of the benefit of this Agreement as has been assigned to it to the Purchaser or (upon giving further written notice to the Seller and the Hepworth Guarantor) to another member of the Purchaser's Group. Any purported assignment in contravention of this Clause shall be void.

(C) The Purchaser hereby agrees and undertakes that the liabilities of the Seller and the Hepworth Guarantor under this Agreement shall not be increased by the Warranty Assignment, and that the rights conferred on the Administrative Agent pursuant to the Assignment shall only be exercisable by the Administrative Agent at the same time as the Administrative Agent exercises its security under the Credit Agreement.

19.   FURTHER ASSURANCE

      Without prejudice to any restriction or limitation on the extent of any party's obligations under this Agreement contained in this Agreement, each of the parties shall from time to time so far as each is reasonably able do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the party concerned as they may reasonably consider necessary to transfer the Shares to the Purchaser or otherwise to give the other party the full benefit of this Agreement.

20.   ENTIRE AGREEMENT

(A) This Agreement, the Tax Covenant and the Environmental Indemnity constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares and, save if and only to the extent expressly repeated in any such document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

(B) The Purchaser acknowledges and agrees with the Seller (on behalf of itself and each other member of the Seller's Group) that:

      (i) it does not rely on and has not been induced to enter into this Agreement or any other agreement or document referred to herein on the basis of any Assurance made or given by or on behalf of any member of the Seller's Group or any of their respective agents, officers, employees or advisers other than those expressly set out in this Agreement or in any document entered into pursuant to this Agreement or, to the extent that it has been, it has (in the absence of fraud or dishonesty or subject to the proviso in Clause 8(A)) no rights or remedies in relation thereto; and

      (ii) no member of the Seller's Group, or any of their respective agents, officers, employees or advisers, has given or made any Assurance other than those expressly set out in this Agreement or in any document entered into pursuant to this Agreement or, to the extent that they have, the Purchaser hereby unconditionally and irrevocably waives (in the absence of fraud or dishonesty) any claim which it might otherwise have had in relation thereto.

(C) This Agreement may only be varied by a document signed by each of the parties hereto and expressed to be a variation to this Agreement.

21.   NOTICES

(A) Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing.

(B) Any such notice or other communication shall be addressed as provided in sub-clause (C) and, if so addressed, shall be deemed to have been duly given or made as follows:

      (i) if sent by personal delivery, upon receipted delivery at the address of the relevant party;

      (ii) if sent by air mail recorded delivery between the United States and the United Kingdom, four Business Days after the date of posting;

      (iii) if sent by recorded post within the United Kingdom, two Business Days after the date of posting;

      (iv)  if sent by facsimile, when received;

      PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

(C) The relevant addressee, address and facsimile number of each party for the purposes of this Agreement, subject to sub-clause (D), are:

      Name of party                   Address                  Facsimile No.
      -------------                   -------                  -------------
      Hepworth R. and M. Holdings     Tapton Park Road,        0114 230 8642
      Limited                         Sheffield S10 3FS

      For the attn. of:               Company Secretary

      Hepworth PLC                    Tapton Park Road,        0114 230 8642
                                      Sheffield S10 3FS

      For the attn. of:               Company Secretary

      Refraco Holdings Limited
                                      Swanwick Court,          01773 522645
                                      Alfreton,
                                      Derbyshire DE55 7AR

      For the attn. of:               Company Secretary

      The Alpine Group Inc.           1790 Broadway,           001 212 757
                                      15th Floor, New          3423
                                      York, NY10019,
                                      United States of
                                      America

      For the attn. of:                General Counsel

(D) A party may notify the other parties to this Agreement of a change to its name, relevant addressee, address or facsimile number for the purposes of sub-clause (C) PROVIDED THAT such notification shall only be effective on:-

      (i) the date specified in the notification as the date on which the change is to take place; or

      (ii) if no date is specified or the date specified is less than five clear Business Days after the date on which notice is given, the date falling five clear Business Days after notice of any such change has been given.

(E) For the avoidance of doubt, the parties agree that the provisions of this Clause shall not apply in relation to the service of any writ, summons, order, judgment or other document relating to or in connection with any Proceedings.

22.   ANNOUNCEMENTS

(A) Subject to sub-clause (B), no announcement concerning the sale or purchase of the Shares or any ancillary matter (other than the Press Announcements) shall be made by any party without the prior written approval, in the case of the Purchaser or the Alpine Guarantor, of the Hepworth Guarantor and, in the case of the Hepworth Guarantor or the Seller, of the Alpine Guarantor, such approval not to be unreasonably withheld or delayed.

(B) Any party may make an announcement concerning the sale or purchase of the Shares or any ancillary matter if required by:-

      (i)   the law of any relevant jurisdiction;

      (ii) any securities exchange or regulatory or governmental body to which either party is subject or submits, wherever situated (including, without limitation, the London Stock Exchange or the New York Stock Exchange), whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with, in the case of the Purchaser or the Alpine Guarantor, the Hepworth Guarantor and, in the case of the Hepworth Guarantor or the Seller, the Alpine Guarantor before making such announcement and PROVIDED THAT any such announcement shall be made only after notice to such other party.

(C) Each of the Purchaser and the Hepworth Guarantor shall procure that forthwith, and in any event not later than 8.30 a.m. on the date of this Agreement (or, if this Agreement is signed after 8.30 a.m. on any day, the immediately following Business Day), its respective Press Announcement is released to the London Stock Exchange or the New York Stock Exchange, as applicable, and the Purchaser and the Hepworth Guarantor shall endeavour to procure that the Press Announcements are released to the London Stock Exchange and the New York Stock Exchange as near to simultaneously as possible.

23.   CONFIDENTIALITY

(A) Subject to sub-clause (B) and Clause 22, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:-

      (i) the provisions or the subject matter of this Agreement or any document referred to herein (excluding those documents contained in the Data Room to the extent that they do not relate to the Seller's Group);

      (ii) the negotiations relating to this Agreement or any document referred to herein (excluding those documents contained in the Data Room to the extent that they do not relate to the Seller's Group);

      (iii) (in the case of the Purchaser only) the Seller's Group, (in the case of the Seller only) the Purchaser's Group and the Group and the business carried on by each member of each of them respectively.

(B) Any party may disclose information which would otherwise be confidential if and to the extent:-

      (i) required by the law of any relevant jurisdiction or for the purpose of any judicial proceedings;

      (ii) required by any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (without limitation) the London Stock Exchange or the New York Stock Exchange, whether or not the requirement for information has the force of law;

      (iii) that the information is disclosed on a strictly confidential basis to the professional advisers, auditors and bankers of that party;

      (iv) that the information has come into the public domain through no fault of that party;

      (v) that the other party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed;

      (vi) that the information has been included in a filing by the Alpine Guarantor with the Securities and Exchange Commission in the US which has been approved in writing by the Hepworth Guarantor; or

      (vii) required to enable that party to enforce its rights under this Agreement,

      PROVIDED THAT any such information disclosed pursuant to paragraphs (i) or
      (ii) shall be disclosed, where reasonably practicable, only after notice to the other parties, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such disclosure with, in the case of the Purchaser, the Hepworth Guarantor and, in the case of the Hepworth Guarantor or the Seller, the Purchaser before making such disclosure, unless such notice would itself constitute a breach of the relevant law or regulation referred to therein.

(C) The restrictions contained in this Clause shall continue to apply after the sale and purchase of the Shares under this Agreement without limit in time.

24.   RESTRICTIVE TRADE PRACTICES ACT 1976

      If there is any provision of this Agreement, or of any agreement or arrangement of which this Agreement forms part, which causes or would cause this Agreement or that agreement or arrangement to be subject to registration under the RTPA 1976, then that provision shall not take effect until the day after particulars of this Agreement or of that agreement or arrangement (as the case may be) have been furnished to the Director General of Fair Trading pursuant to section 24 RTPA 1976.

25.   COSTS AND EXPENSES

(A) Save as otherwise stated in any other provision of this Agreement, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Shares and to the preparation, execution and carrying into effect of this Agreement and all other documents referred to in it.

(B) Without prejudice to sub-clause (A), all stamp duty and stamp duty reserve tax and other similar United States stamp, transfer or registration taxes, duties and charges payable in connection with the sale or purchase of the Shares under this Agreement shall be paid by the Purchaser.

26.   TIME OF ESSENCE

      Save as otherwise expressly provided, time is of the essence of each provision of this Agreement.

27.   COUNTERPARTS

(A) This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(B) Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

28.   INVALIDITY

      If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:-

      (i) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

      (ii) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

29.   GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with English law.

30.   JURISDICTION

(A) Each of the parties to this Agreement irrevocably agrees for the exclusive benefit of each of the other parties that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any Proceedings may be brought in such courts. Nothing contained in this Clause shall limit the right of any party to take Proceedings against the others in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

(B) Each party irrevocably waives (and irrevocably agrees not to raise) any objection which it may have now or hereafter to the laying of the venue of any Proceedings in any such court as is referred to in sub-clause (A) and any claim of forum non conveniens and further irrevocably agrees that a judgment in any Proceedings brought in any court referred to in this Clause shall (provided that there is no appeal pending or open) be conclusive and binding upon such party and may be enforced in the courts of any other jurisdiction.

31.   AGENT FOR SERVICE

(A) The Alpine Guarantor irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with Proceedings in England and Wales by service on the Purchaser, as its agent (if no replacement agent has been appointed and notified to the Seller pursuant to sub-clause 31(D)), or on the replacement agent if one has been appointed and notified to the Seller.

(B) Any Service Document served pursuant to this clause shall be marked for the attention of:-

      (i) the Purchaser at its address set out in Clause 21(C) or such other address within England and Wales as may be notified to the Seller by the Alpine Guarantor; or

      (ii) such other person as is appointed as agent for service pursuant to sub-clause 31(D) at the address notified pursuant to sub-clause 31(D).

(C) Any document addressed in accordance with sub-clause 31(B) shall be deemed to have been duly served if:-

      (i) sent by personal delivery to the specified address, upon receipted delivery at such address; or

      (ii) sent by registered post, two Business Days after the date of posting.

(D) If the Purchaser (or any replacement agent appointed pursuant to this sub-clause) at any time ceases for any reason to act as agent, the Alpine Guarantor shall appoint a replacement agent to accept service having an address for service in England or Wales and shall notify the Seller of the name and address of the replacement agent; failing such appointment and notification, the Seller shall be entitled by notice to the Alpine Guarantor to appoint such a replacement agent to act on the Alpine Guarantor's behalf.

(E) A copy of any Service Document served on an agent pursuant to this clause shall be sent by post to the Alpine Guarantor at its address for the time being for the service of notices and other communications under clause 21 (Notices), but no failure or delay in so doing shall prejudice the effectiveness of service of the Service Document in accordance with the provisions of sub-clause 31(A).

(F) "Service Document" means a writ, summons, order, judgment or other document relating to or in connection with any Proceedings.

IN WITNESS whereof the parties have entered into this Agreement the day and year first before written.

                                   SCHEDULE 1

                                (Interpretation)

(A)   In this Agreement and the Schedules to it:-

"Accounting Pack"               means the consolidated accounting pack for the
                                Group for the accounting reference period ended on the Accounts Date, together with an associated note on contingent liabilities, in the Agreed Form as set out in Attachment I;

"Agreed Rate"                   interest at a rate of 2 per cent. per annum
                                above the base rate from time to time of the Bank of England;

"Accounts Date"                 means 31st December, 1996;

"Administrative Agent"          means Bankers Trust Company;

"Agreed Form"                   in relation to any document means such document
                                in the form initialled for the purposes of identification only by the Purchaser's
                                Solicitors and the Seller's Solicitors;

"Associated Company"            means Rotary Nozzle International SA, the
                                undertaking in which the Company has a
                                participating interest (as defined in section
                                260 of the Companies Act 1985) but which is not a Subsidiary, basic information concerning which is set out in Part B of Schedule 6;

"Associated                     Company Shares" means the 20,000 shares of 2000
                                Belgian Francs each in the Associated Company, which represent 50% of the total issued share capital of the Associated Company;

"Assurance"                     means any warranty, representation, statement,
                                assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever;

"Business Day"                  means a day (other than a Saturday or a Sunday)
                                on which banks are generally open for business in London;

"Chesterton"                    means Chesterton plc;

"Chesterton Report"             means the report dated 1st June, 1996 prepared
                                by Chesterton in relation to certain of the Properties;

"Clause 11 Indemnity"           has the meaning given in paragraph 3 of Schedule
                                4;

"Companies Acts"                means the Companies Act 1985, the Companies
                                Consolidation (Consequential Provisions) Act
                                1985, the Companies Act 1989 and Part V of the
                                Criminal Justice Act 1993;

"Company"                       means Hepworth Refractories (Holdings) Limited
                                (formerly GR-Stein Refractories Limited), basic information concerning which is set out in
                                Schedule 5;

"Completion"                    means completion of the sale and purchase of the
                                Shares under this Agreement;

"Completion Accounts"           has the meaning given to it in Schedule 9;

"Completion Date"               means the date of this Agreement;

"Completion Accounts Date"      means 31st March, 1997;

"Consideration"                 has the meaning given thereto in Clause 3;

"Confidentiality Release        means letters in the Agreed Form from the
Letters"                        Hepworth Guarantor and Schroders
                                releasing the Alpine Guarantor, its
                                subsidiaries and their respective
                                representatives from their respective
                                obligations arising pursuant to the
                                confidentiality letter from Schroders to the Alpine Guarantor dated 18th December,
                                1996, as set out in Attachment M;

"Credit Agreement"              means the credit agreement dated on or after the
                                date hereof among, inter alia, the Purchaser, the Administrative Agent and various banks;

"Data Room"                     means those documents referred to in the Data
                                Room List;;

"Data Room List"                means the list of documents in the Agreed Form
                                entitled "Data Room List" and forming Attachment
                                A;

"Deed of Release"               means the deed releasing Hepworth Refractories
                                Limited, Thomas Marshall (Loxley) Limited and various members of the Seller's Group from certain of their obligations under the NatWest
                                Cross Guarantees in the Agreed Form forming
                                Attachment B;

"Disclosure Letter"             means the letter dated with the same date as
                                this Agreement written by the Seller to the Purchaser for the purposes of paragraph 10 of
                                Schedule 4 in the Agreed Form forming Attachment
                                C;

"Disputes"                      has the meaning given thereto in Clause 4;

"Employees"                     means persons employed by any member of the
                                Group including directors of the Company and/or the Subsidiaries at the date of this Agreement;

"Employer's Liability           means the insurance policy issued by
Insurance Policy"               London & Edinburgh, forming Attachment O;

"Environment"                   means all, or any, of the following media namely
                                the air (including without limitation the air within buildings and the air within other natural or man-made structures above or below ground), water and land and any living organisms or systems supported by those media;

"Environmental Indemnity"       means the environmental indemnity in the
                                Agreed Form as set out in Attachment K;

"Environmental Laws"            means the following each as in existence
                                at the date of Completion:

                                (a)   all European Community, national,
                                      state or local statutes, codes, or
                                      other laws or legislation
                                      concerning Environmental Matters
                                      which are applicable to the
                                      business of the Company or to the
                                      Properties and all rules,
                                      regulations, ordinances, orders,
                                      notices and directives made
                                      thereunder; and

                                (b)   judicial and administrative
                                      interpretation of each of the
                                      foregoing;

"Environmental Matters"         means, in relation to the business assets and
                                operations of the Group and the Properties, all matters relating to Pollution of or Harm to the Environment or to the health and safety of the Employees of the Group or any other person;

"Environmental Permits"         means the permits, consents, licences,
                                certificates and other authorisations and approvals required under the Environmental Laws to be obtained in connection with the use of the Properties or the conduct of the Group Business;

"Event"                         has the same meaning as in the Tax Covenant;

"Fugro"                         means Fugro Environmental Limited;

"Fugro Report"                  means the environmental reports dated
                                August, 1996 prepared by Fugro;

"Hepworth Marks"                has the meaning given thereto in Clause 8(C);

"Group"                         means the Company and all Subsidiaries;

"Group Business"                means the business of a member of the Group as
                                carried on by that member in a particular jurisdiction in the 12 months immediately preceding the date of this Agreement and "Group
                                Businesses" shall be construed accordingly;

"Harm" means harm to the health of any living organism or other interference with the ecological systems of which it forms a part and, in the case of human beings, includes offence to any of the senses, impairment of amenity and damage to property;

"Hazardous Materials"           means pollutants, contaminants and dangerous,
                                toxic or radioactive substances;

"Hepworth Refractories Inc.     means the Stock Purchase Agreement
Stock Purchase Agreement"       relating to the issued common stock of
                                Hepworth Refractories Inc. between (1)
                                the Hepworth Guarantor and (2) Thomas
                                Marshall (Overseas Investments) Limited
                                dated 12th December, 1996;

"ICTA 1988"                     means the Income and Corporation Taxes Act 1988;

"Information Memorandum"        means the information memorandum relating to
                                Hepworth Refractories (Holdings) Limited prepared by Schroders on behalf of the Seller and dated 17th July, 1996;

"Initial Consideration"         has the meaning given thereto in Clause 3;

"Intellectual Property"         means patents, trade marks and service marks,
                                rights in designs, trade or business names or signs, copyrights (including rights in computer software) and topography rights (whether or not any of these is registered and including applications for registration of any such thing) and rights under licences and consents in relation to any such thing and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

"Intra-Group Borrowings"        means any borrowings or other indebtedness owed
                                by or to any member of the Seller's Group to or by any member of the Group but excluding, for the avoidance of doubt, any amounts outstanding pursuant to any contract between such parties entered into in the ordinary course of trading
                                (including, for the avoidance of doubt, the Intra-Group Currency Agreements);

"Intra-Group Currency           means contracts to exchange currency at a
Agreements"                     future date made between Hepworth Group
                                Services Limited and Hepworth Refractories
                                Limited which
                                are outstanding at the Completion Date;

"Investigating Accountants"     means KPMG of The Fountain Precinct, 1 Balm
                                Green, Sheffield S1 3AF;

"KPMG Report"                   means the reports on the Group prepared
                                by the Investigating Accountants and dated 28th
                                August, 1996, 18th September, 1996 and 14th
                                October, 1996 and addressed to the Seller and the Purchaser;

"Legal Proceedings"             has the meaning given thereto in Clause 4;

"Licences"                      means the licences, agreements or arrangements
                                referred to in Clause 18(B) of Schedule 3 forming Attachment D;

"Litigation Provision"          has the meaning given thereto in Clause 4;

"London Stock Exchange"         means the London Stock Exchange Limited;

"Loxley Lease"                  means the lease in relation to land at Loxley in
                                the Agreed Form as set out in Attachment L;

"Material Asset"                means an asset of a member of the Group with a
                                value of more than (pound)100,000;

"Material Contract"             means any written contract relating to the Group
                                Businesses calling for payments by any party thereto in excess of (pound)500,000 in any one year;

"Minerals Lease"                means the lease made between (1) Margaret
                                Thornton and others and (2) The Glenboig Union
                                Fire Clay Company Limited dated 29th July, 17th and 27th August and 8th September, 1966 and relating to extraction rights at Levenseat in Scotland, as set out in Attachment P;

"NatWest Cross Guarantees"      means the cross-guarantee arrangements entered
                                into by various members of the Seller's Group, by Hepworth Refractories Limited and by Thomas
                                Marshall (Loxley) Limited in favour of National
                                Westminster Bank plc;

"Net Assets"                    means the aggregate value of the consolidated
                                assets of the Group less the aggregate amount of the consolidated liabilities of the Group, as shown by the Completion Accounts;

"Overseas Subsidiaries"         means Hepworth Refractories (Belgium) SA,
                                Refinter, Auxiref, Hepworth Refractories
                                Deutschland GmbH, Hepworth Refractories Italiana
                                SRL, Les Produits Siliceux SA, Constructions
                                Thermiques Europeennes SA, S.C.I.47, Hepworth
                                Refractories Canada Limited and Hepworth
                                Refractories Inc and "Overseas Subsidiary" shall be construed accordingly;

"Permitted Assignee"            has the meaning given thereto in Clause 18;

"Press Announcements"           means the press announcements to be issued by
                                each of the Hepworth Guarantor and the Alpine
                                Guarantor in the Agreed Form of Attachments E and F and the "Hepworth Press Announcement and the Alpine Press Announcement" shall be construed accordingly;

"Pollution"                     means the discharge or release into the
                                Environment whether intentionally or otherwise of any substances or energy (including, but not limited to, sound, vibration, heat and ionising and non-ionising radiation);

"Proceedings"                   means any proceeding, suit or action arising out
                                of or in connection with this Agreement;

"Properties"                    means the properties specified in Schedule 8
                                and, where the context so requires, includes all or any of such properties and "Property" shall be construed accordingly;

"Purchaser's Account"           such account as the Purchaser shall notify to
                                the Seller within 30 Business Days of the Completion Date;

"Purchaser's Auditors"          Arthur Andersen of St. Paul's House, Part
                                Square, Leeds  LS1 2PJ;

"Purchaser's Completion         are the documents listed in paragraph
Documents"                      1(C)(i) of Schedule 2;

"Purchaser's Completion         means the documents to be delivered by
Release Documents"              the Purchaser at Completion which are
                                listed in paragraph 1(C)(i)(b) of Schedule 2;

"Purchaser's Group"             means the Purchaser, its subsidiaries, any
                                holding company of the Purchaser and all other subsidiaries of any such holding company from time to time;

"Purchaser's Solicitors"        means Freshfields, 65 Fleet Street,
                                London EC4Y 1HS;

"Registered Intellectual        means the registered Intellectual Property and
Property"                       applications therefor referred to in paragraph
                                18(A) of Schedule 3 forming Attachment G;

"Release Date"                  has the meaning given thereto in Clause 4;

"Relevant Indemnified Party"    has the meaning given thereto in Clause 9(C);

"Relevant Indemnifying Party"   has the meaning given thereto in Clause 9(C);

"Relief" means any allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax or any other saving of Tax;

"Reports"                       means the Chesterton Report, the Fugro Report
                                and the KPMG Report;

"Report Letters"                means the letters from Chesterton, Fugro and the
                                Investigating Accountants relating to the
                                Reports in the Agreed Form, as set out in Attachment N;

"Revenue Authority"             means the Inland Revenue and the Commissioners
                                of Customs and Excise;

"RTPA 1976"                     means the Restrictive Trade Practices Act 1976;

"Schroders"                     means J. Henry Schroder & Co. Limited;

"Seller Confidential            means all information which is not in the
Information"                    public domain in whatever form held:-

                                (i)   relating to any member of the Seller's

                                      Group or the business of any such member;

                                (ii) supplied by or on behalf of any member of the Seller's Group to any member of the Group or any other member of the Purchaser's Group; or

                                (iii) supplied in confidence to any member of
                                      the Seller's Group by any third party;

"Seller's Account"              means the Seller's account with National
                                Westminster Bank PLC of 42 High Street,
                                Sheffield S1 1QG, sort code 56-00-09, account name: Hepworth PLC, account number 00011878;

"Seller's Auditors"             KPMG of The Fountain Precinct, 1 Balm Green,
                                Sheffield S1 3AF;

"Seller's Completion            has the meaning given thereto in paragraph 2(A)
Documents"                      of Schedule 3;

"Seller's Group"                means the Hepworth Guarantor and its
                                subsidiaries (but excluding each member of the Group);

"Seller's Solicitors"           means Slaughter and May;

"Senior Employee"               means any one of the Employees who is entitled
                                to a salary and bonus at a rate (or, in the case of fluctuating amounts, has or would have been entitled to an average annual rate over the last three financial years) in excess of(pound)40,000 per annum and every director who is also an Employee;

"Service Document"              has the meaning given thereto in Clause 31(F);

"Shares" means all the issued shares in the capital of the Company;

"so far as the Seller is        means so far as is within the actual knowledge
aware"                          (having made reasonable enquiries) of the
                                following parties:-

                                John Carter,
                                Malcolm Heald,
                                Robert Lambourne
                                Richard Sykes,
                                John Casewell,
                                Jim Casey,
                                Ian Hutchinson,
                                Michael de la Roche,
                                (in relation to the Warranties in Schedule 7 only)
                                Helen Grantham and Lyn Wright,
                                (in relation to the Warranties in respect of Property in Schedule 3 only)
                                Richard Needham,

                                (PROVIDED THAT, for these purposes, the actual knowledge of Robert Lambourne shall be his actual knowledge as at 21st March, 1997 and shall not include any actual knowledge he may have obtained after that date)

                                and all other phrases in this Agreement relating to the knowledge, information and belief or awareness of the Seller shall be construed as a reference to "so far as the Seller is aware" as so defined;

"Subsidiaries"                  means any of the subsidiaries of the Company
                                (basic information concerning each current subsidiary of the Company being set out in Part
                                A of Schedule 6) and, where the context so requires, includes any or all of such companies and "Subsidiary" shall be construed accordingly;

"Target Value"                  has the meaning given in Clause 3;

"Tax" or "Taxation"             includes all forms of taxation and statutory,
                                governmental, supra-governmental, state, principal, local governmental or municipal impositions, duties, contributions and levies, in each case whether of the United Kingdom or elsewhere, whenever imposed and all penalties, charges, costs and interest relating thereto and without limitation all employment taxes and any deductions or withholdings of any sort;

"Tax Authority"                 means any taxing or other authority (whether
                                within or outside the United Kingdom) competent to impose any Tax Liability;

"Tax Covenant"                  means the tax covenant in the Agreed Form as set
                                out in Attachment H;

"Tax Liability"                 has the meaning given thereto in the Tax
                                Covenant;

"Tax Warranties"                means the Warranties set out in paragraphs 23 to
                                46 of Schedule 3 and "Tax Warranty" shall be construed accordingly;

"UK Subsidiaries"               means Ice Limited, Ice International Limited,
                                The Meltham Silica & Firebrick Co. Limited,
                                Coolee Limited, Industry Connect Limited
                                (formerly Porthgain Village Industries Limited),
                                Genefax Transport Ltd, GR Stein Refractories
                                Limited (formerly Thomas Brooke & Sons Ltd.),
                                The Glenboig Union Fireclay Co. Limited, British
                                Refractories Corporation Limited, Genefax
                                Monolithics Limited, General Refractories
                                Limited, High Peak Silica Co. Limited, John G
                                Stein & Co. Limited, Bonnybridge Refractories
                                Limited, Bonnybridge Silica & Fireclay Co.
                                Limited, Thomas Marshall (Loxley) Limited,
                                Thomas Marshall (Overseas Investments) Limited,
                                Moler Products Limited, Colchester Mineral
                                Products Limited, MM Monolithics Limited, MPK
                                Insulation Limited, Marshall Leasing (Loxley)
                                Ltd, Carblox Ltd, Hoyland Marshall Limited,
                                Marshall Refractories Limited, and FFrith
                                Fireclay Limited and, where the context so requires, includes any or all of such companies and "UK Subsidiary" shall be construed accordingly;

"VATA 1994"                     means the Value Added Tax Act 1994;

"Warranties"                    means the warranties set out in Schedule 3 and
                                in Schedule 7 and "Warranty" shall be construed accordingly;

"Waste" means any waste including anything which is abandoned, unwanted or surplus irrespective of whether it is capable of being recovered or recycled or has any value;

"Worked Example Schedule"       means the schedule showing worked examples in
                                relation to the cancellation of the Intra-Group
                                Currency Agreements in the Agreed Form as set out in Attachment J; and

"Working Hours"                 means 9.30 a.m. to 5.30 p.m. on a Business Day.

(B)   In this agreement, unless otherwise specified:-

      (i) references to Clauses, Schedules and Attachments are to Clauses of, and Schedules and Attachments to, this Agreement;

      (ii) a reference to a sub-clause is to a sub-clause of the Clause in which such reference appears, to a paragraph is to a paragraph of the sub-clause or Schedule (as the case may be) in which such reference appears and to a sub-paragraph is to a sub-paragraph of the paragraph in which such reference appears;

      (iii) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made after the date of this Agreement would increase the liability of the Seller under this Agreement;

      (iv) references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

      (v) references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

      (vi) the expressions "holding company", "subsidiary" and "wholly-owned subsidiary" shall have the respective meanings given in the Companies Act 1985;

      (vii) a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 ICTA 1988;

     (viii) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

      (ix)  references to times of the day are to London time;

      (x) headings are for convenience only and do not affect the interpretation of this Agreement;

      (xi) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

      (xii) references in any Warranty to any monetary sum expressed in pounds sterling shall, where such sum is referable in whole or in part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the prevailing exchange rate applicable to that amount of sterling by reference to middle-market rates quoted by National Westminster Bank plc immediately before close of business in London on the date of this Agreement or, if such day is not a Business Day, on the Business Day immediately preceding such day; and

     (xiii) where it is necessary to determine whether a monetary limit or threshold set out in paragraph 1 of Schedule 4 has been reached or exceeded (as the case may be) and the value of the relevant claim or any of the relevant claims is expressed in a currency other than pounds sterling, the value of each such claim shall be translated into pounds sterling at the prevailing exchange rate applicable to that amount of that non-sterling currency by reference to middle-market rates quoted by National Westminster Bank plc immediately before close of business in London on the date of receipt by the Seller of written notification from the Purchaser in accordance with paragraph 2 of Schedule 4 of the existence of such claim or, if such day is not a Business Day, on the Business Day immediately preceding such day.

                                 SCHEDULE 2
                         (Completion Arrangements)

1.    GENERAL

(A)   Obligations on signing

      Prior to signing this Agreement:-

      (i) the Seller shall have provided to the Purchaser or the Purchaser's Solicitors a copy of the minutes of a duly held meeting of the directors of each of the Seller and the Hepworth Guarantor (or duly constituted committees thereof) authorising the execution by the Seller or (as the case may be) the Hepworth Guarantor of this Agreement and the Seller's Completion Documents and, in the case where such execution is authorised by a committee of the board of directors of the Seller or (as the case may be) the Hepworth Guarantor, a copy of the minutes of a duly held meeting of the directors constituting such committee (in each case such copy minutes being certified as correct by the secretary of the relevant company); and

      (ii) the Purchaser shall have provided to the Seller or the Seller's Solicitors a signed opinion from each of the Purchaser's Solicitors and Proskauer, Rofe, Goetz & Mendelsohn LLP in a form satisfactory to the Seller and a copy of the minutes of a duly held meeting of the directors of the Purchaser (or a duly constituted committee thereof) authorising the execution by the Purchaser of this Agreement and the Purchaser's Completion Documents and, in the case where such execution is authorised by a committee of the board of directors of the Purchaser, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof (in each case such copy minutes being certified as correct by the secretary of the relevant company).

(B)   Seller's obligations

      At Completion (or, in the case of (B)(iv), as soon as practicable thereafter) the Seller shall deliver to the Purchaser or the Purchaser's
      Solicitors:

      (i) a counterpart of the Tax Covenant, duly executed by the Seller;

      (ii) a counterpart of the Environmental Indemnity, duly executed and delivered as a deed by the Seller and the Hepworth Guarantor;

      (iii) subject to receipt of any money owing to Hepworth Group Services Limited, confirmation that the Purchaser's undertaking in Clause 9(G)(iii) has been fulfilled;

      (iv) signed copies of the Confidentiality Release Letters and the Report Letters;

      (v) a copy of the Employer's Liability Insurance Policy issued by the relevant insurers;

      (vi) the Deed of Release, duly executed by the relevant members of the Seller's Group, by Hepworth Refractories Limited, by Thomas Marshall (Loxley) Limited and by National Westminster Bank plc; and

      (vii) subject to receipt of the relevant funds, written confirmation of the repayment of all Intra-Group Borrowings.

(C)   Purchaser's obligations

      At Completion (or, in the case of C(i)(c), as soon as practicable thereafter), the Purchaser shall:

      (i)   deliver to the Seller or the Seller's Solicitors:

            (a) a counterpart of the Tax Covenant, duly executed by the Purchaser;

            (b) a counterpart of the Environmental Indemnity, duly executed and delivered as a deed by the Purchaser

            (c) subject to receipt of any money owing to Hepworth Refractories Limited, confirmation that the Seller's undertaking in Clause 9(G)(ii) has been fulfilled; and

      (ii) pay the sterling amount of the Consideration by CHAPS transfer for same day value to the Seller's Account.

2.    IN RELATION TO THE COMPANY AND THE UK SUBSIDIARIES

      At Completion the Seller shall:

      (i) deliver to the Purchaser or the Purchaser's Solicitors (or confirm where such documents are held and that they are held to the Purchaser's order):-

            (a) duly executed transfers in respect of the Shares (including any shares held by any nominee of the Seller) and any nominee shares in any of the UK Subsidiaries held by a member of the Seller's Group in favour of the Purchaser or such person as the Purchaser shall have nominated in writing to the Seller two Business Days prior to Completion and share certificates for such shares in the names of the relevant transferors and any power of attorney under which any transfer is executed on behalf of the Seller or its nominee;

            (b) share certificates in respect of all the issued share capital of each of the UK Subsidiaries (where such certificates have not been produced pursuant to sub-paragraph (i)(a));

            (c) the statutory registers (which shall be written up to but not including the Completion Date), the certificate of incorporation (and any certificate of incorporation on change of name) and common seal (if any) of the Company and each of the UK Subsidiaries;

            (d) a power of attorney in the Agreed Form duly executed as a deed by the Seller and/or its nominees appointing the Purchaser as its attorney in respect of the Shares;

            (e) a power of attorney in the Agreed Form duly executed as a deed by the nominee of any relevant member of the Group appointing the Purchaser as its attorney in respect of any shares in any member of the Group held by it; and

            (f) the deeds and documents of title relating to the Properties, save in relation to Bawtry where the documents will be held by the Seller to the order of the Purchaser pending completion of the transfer referred to at Clause 8(G); and

      (ii) procure that the present auditors of the Company and each of the UK Subsidiaries resign their office as such and deposit at the registered office of the Company and/or the relevant UK Subsidiary (as the case may be) a letter notifying their resignation acknowledging that, save for the payment of fees in the ordinary course, they have in each case no claim against the relevant company and containing a statement pursuant to section 394(1) Companies Act 1985 that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of any members or creditors, and the Seller shall procure that a copy of each letter referred to in this sub-paragraph (ii) shall be delivered to the Purchaser on Completion;

      (iii) procure that resolutions of the boards of directors of the Company and, where applicable, each of the UK Subsidiaries are passed by which:-

            (a)   the transfers of the Shares referred to in sub-paragraph
                  (i)(a) shall be approved for registration and (subject only to the transfers being duly stamped) the transferee registered as the holder of the Shares in the register of members of the Company;

            (b) each of the persons nominated by the Alpine Guarantor shall be appointed directors and/or secretary of the Company and/or any of the UK Subsidiaries, as the Purchaser shall direct, such appointments to take effect on Completion; and

            (c) the resignation or removal from the office of director or secretary of the Company and/or any of the UK Subsidiaries of such persons as the Alpine Guarantor has identified to the Seller and the Hepworth Guarantor in writing three Business Days prior to Completion shall be tendered and accepted so as to take effect at the close of the meeting and, in the case of John Carter, delivery to the relevant company of an acknowledgement executed as a deed in the Agreed Form stating that he has no claim against the relevant company for breach of any contract of employment with the relevant company, compensation for loss of office, redundancy or unfair dismissal or on any other account whatsoever and that no agreement or arrangement is outstanding under which the relevant company has or could have any obligation to him; and

      (iv) procure that either the originals or copies of the resolutions referred to above, certified as correct by the secretary of the relevant company, and the resignations and acknowledgements referred to above are delivered to the Purchaser or the Purchaser's Solicitors.

3. IN RELATION TO HEPWORTH REFRACTORIES (BELGIUM) SA, REFINTER, AUXIREF AND THE ASSOCIATED COMPANY

      At Completion the Seller shall:-

(A) deliver to the Purchaser or the Purchaser's Solicitors, share transfer agreements and powers of attorney signed by Pierre Halleux in order to transfer all the issued shares in Hepworth Refractories (Belgium) SA, Refinter and Auxiref held by him;

(B) deliver the statutory books of Hepworth Refractories (Belgium) SA, Refinter and Auxiref, (which shall be written up to but not including the Completion Date), including the shareholders' registers and the minute books for meetings of the shareholders and directors, where these are not held to the order of the Purchaser.

(C) deliver to the Purchaser or the Purchaser's Solicitors a letter from KPMG addressed to Hepworth Refractories (Belgium) SA tendering their resignation as auditors, subject to various conditions;

(D) procure shareholders' meetings of Refinter and Auxiref at which Stephen M. Johnson shall be appointed director of the relevant company, such appointment to take effect on the Completion Date; and

(E) procure that a copy of the minutes of the shareholders' meetings referred to above are delivered to the Purchaser or the Purchaser's Solicitors.

4.    IN RELATION TO HEPWORTH REFRACTORIES DEUTSCHLAND GMBH

      At Completion the Seller shall:-

(A) deliver to the Purchaser or the Purchaser's Solicitors, a notarial deed purporting to transfer the one issued share in Hepworth Refractories Deutschland GmbH held by Hepworth Nominee Limited to Hepworth Refractories (Holdings) Limited and letters from Hepworth Nominee Limited and Hepworth Refractories (Holdings) Limited confirming the transfer of the share; and

(B) deliver a shareholders' resolution of Hepworth Refractories Deutschland GmbH approving the transfer of the share from Hepworth Nominee Limited to Hepworth Refractories (Holdings) Limited.

5.    IN RELATION TO HEPWORTH REFRACTORIES ITALIANA SRL

      At Completion the Seller shall:-

(A) deliver to the Purchaser or the Purchaser's Solicitors, a notarial deed transferring the quota of Italian Lire 200,000 (representing 1% of the corporate capital) of Hepworth Refractories Italiana Srl held by Hepworth Nominee Limited to Coolee Limited; and

(B) deliver to the Purchaser or the Purchaser's Solicitors, (i) originals of all the corporate books and ledgers of Hepworth Refractories Italiana Srl (which shall be written up to but not including the Completion Date) and
      (ii) a certificate of incorporation issued by the competent Chamber of Commerce on a date not earlier than 10 days preceding Completion where these are not held to the order of the Purchaser.

6. IN RELATION TO LES PRODUITS SILICEUX SA, CONSTRUCTIONS THERMIQUES EUROPEENNES SA AND S.C.I.47

      At Completion the Seller shall:-

(A) deliver to the Purchaser or the Purchaser's Solicitors, the shareholders' account forms in respect of all of the issued shares in Les Produits Siliceux SA, Constructions Thermiques Europeennes SA and S.C.I.47;

(B) deliver to the Purchaser or the Purchaser's Solicitors, share transfer forms transferring the one issued shares in Les Produits Siliceux SA and five issued shares in Constructions Thermiques Europeennes SA held by Bernard Niel;

(C) deliver the statutory registers (which shall be written up to but not including the Completion Date) of Les Produits Siliceux SA, Constructions Thermiques Europeennes SA and S.C.I.47 where these are not held to the order of the Purchaser; and

(D) deliver a letter of resignation from Bernard Niel from the office of director of Les Produits Siliceux SA and of Constructions Thermiques Europeennes SA.

7.    IN RELATION TO HEPWORTH REFRACTORIES CANADA LIMITED

      At Completion the Seller shall:-

(A) deliver to the Purchaser or the Purchaser's Solicitors, share certificates in respect of all of the issued shares in Hepworth Refractories Canada Limited;

(B) deliver the statutory registers (which shall be written up to but not including the Completion Date), the certificate of incorporation (and any certificate of incorporation on change of name) and common seal (if any) of Hepworth Refractories Canada Limited or their equivalents where these are not held to the order of the Purchaser.

(C) deliver to the Purchaser or the Purchaser's Solicitors a letter from the auditors of Hepworth Refractories Canada Limited addressed to that company tendering their resignation as auditors;

(D) deliver a letter of resignation from Ian Graham Hutchinson from the office of director of Hepworth Refractories Canada Limited; and

(E) deliver a shareholders' resolution of Hepworth Refractories Canada Limited that Stephen M. Johnson be appointed director of Hepworth Refractories Canada Limited, such appointment to take effect on the Completion Date and that the resignation of Ian Graham Hutchinson as director of Hepworth Refractories Canada Limited be accepted.

8.    IN RELATION TO HEPWORTH REFRACTORIES INC.

      At Completion the Seller shall:-

(A) deliver to the Purchaser or the Purchaser's Solicitors, share certificates in respect of all of the issued shares in Hepworth Refractories Inc.;

(B) deliver the statutory registers (which shall be written up to but not including the Completion Date) and the certificate of incorporation (and any certificate of incorporation on change of name) of Hepworth Refractories Inc. or their equivalents where these are not held to the order of the Purchaser;

(C) deliver to the Purchaser a letter from the auditors of Hepworth Refractories Inc. addressed to that company tendering their resignation as auditors;

(D) deliver a shareholder's resolution of Hepworth Refractories Inc. that Stephen S. Elbaum, Bragi F. Schut and Stephen M. Johnson be appointed directors or secretary of Hepworth Refractories Inc., such appointments to take effect on the Completion Date.

                                 SCHEDULE 3
                              (The Warranties)

For the purpose of this Schedule 3, a "material adverse effect on the Group taken as a whole" or a "material adverse change in the financial position of the Group taken as a whole" shall be deemed to have occurred if, as a result of any circumstances, acts or omissions, or event or series of events, relevant to the particular Warranty in which either of the terms, or any similar term, is used, there is a material adverse effect on, or a material adverse change in the financial position of, either of the Principal Operating Companies, or a material adverse effect on, or a material adverse change in the financial position of, the Group taken as a whole.

Unless otherwise expressly provided, any circumstances, acts or omissions, or event or series of events, will be "material in the context of the Group taken as a whole" or "material in relation to the Group Businesses taken as a whole" in relation to the particular Warranty in which either of the terms, or any similar term, is used, where such circumstances, acts or omissions, or events or series of events are material to any one of the Principal Operating Companies, or are material to the Group taken as a whole.

"Principal Operating Companies" shall mean Hepworth Refractories Limited and Hepworth Refractories (Belgium) SA.

1.     OWNERSHIP OF THE SHARES

(A)   The Seller is the sole legal and beneficial owner of the Shares.

(B) There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Shares or any of them and there is no agreement or commitment entered into by any member of the Seller's Group to give or create any of the foregoing.

2.    CAPACITY OF THE SELLER AND THE HEPWORTH GUARANTOR

(A) Each of the Seller and the Hepworth Guarantor has the requisite power and authority to enter into and perform this Agreement and the other documents which are to be executed by the Seller and/or the Hepworth Guarantor (as the case may be) at Completion (the "Seller's Completion Documents").

(B) This Agreement constitutes and the Seller's Completion Documents will, when executed by the Seller and/or the Hepworth Guarantor (as the case may be), constitute binding obligations of the Seller and/or the Hepworth Guarantor (as the case may be) in accordance with their respective terms.

(C) The execution and delivery of, and the performance by each of the Seller and the Hepworth Guarantor of its respective obligations under, this Agreement and the Seller's Completion Documents will not:-

      (i) result in a breach of any provision of the memorandum or articles of association of the Seller or the Hepworth Guarantor (as the case may be);

      (ii) result in a breach of, or constitute a default under, any instrument to which the Seller or the Hepworth Guarantor (as the case may be) is a party or by which the Seller or the Hepworth Guarantor (as the case may be) is bound; or

      (iii) result in a breach of any existing order, judgment or decree of any court or governmental agency to which the Seller or the Hepworth Guarantor (as the case may be) is a party or by which the Seller or the Hepworth Guarantor (as the case may be) is bound.

3.    ARRANGEMENTS BETWEEN THE COMPANY AND THE SELLER

(A) No arrangement or contract other than on arm's length terms is outstanding between any member of the Group and any member of the Seller's Group or any person who is a director of or connected with any such member of the Seller's Group.

(B) Since the Accounts Date, there has been no transfer of any interest in real property between any member of the Group and any member of the Seller's Group or any person who is a director of or connected with any such member of the Seller's Group.

4.    GROUP STRUCTURE, ETC.

(A) The Shares comprise the whole of the issued and allotted share capital of the Company and all of them are fully paid up and there are no restrictions of any kind on the voting or transfer of any of the shares.

(B) There is no agreement or commitment outstanding entered into by any member of the Group which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment or issue of, any shares (including the Shares) or debentures in or securities of any member of the Group.

(C) The information given in Schedule 5 and Parts A and B of Schedule 6 is true and accurate.

(D) Either the Company or another member of the Group is the sole legal and beneficial owner of the entire issued share capital of each of the Subsidiaries free and clear of all pledges, securities, liens (other than liens arising by operation of law in the ordinary course of trading), charges, encumbrances, equities, claims, restrictions, options or limitations affecting the Company's ability to vote or transfer such shares.

(E) Hepworth Refractories (Belgium) SA is the sole legal and beneficial owner of the Associated Company Shares and there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Associated Company Shares and there is no agreement or commitment to give or create any of the foregoing.

(F) No member of the Group has any interest in the share capital of or other equity interest in any company other than the Subsidiaries or the Associated Company.

(G) No member of the Group acts nor carries on business in partnership with any other person or is a member (otherwise than through the holding of share capital) of any corporate or unincorporated body, undertaking or association (other than a trade association) or holds or is liable on any share or security which is not fully paid up or which carries any liability.

(H) No member of the Group trades under a name other than its corporate name (excluding trademarks registered or applied for in its corporate name details of which are contained in Attachment G).

(I) The Data Room contains all agreements outstanding between all or any of the shareholders of the Associated Company to which any member of the Group is a party and, so far as the Seller is aware, no party to any such agreement has received notice of any kind from any other party to such agreement of any intention to terminate any such agreement.

5.    OWNERSHIP OF ASSETS

(A) Each of the Material Assets included in the Accounting Pack or acquired by any member of the Group since the Accounts Date (other than current assets sold, realised or applied in the normal course of business) is owned both legally and beneficially by a member of the Group and each of those assets capable of possession is in the possession of a member of the Group.

(B) No option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of business) or other form of security or encumbrance or equity (an "Encumbrance") on, over or affecting the whole or any part of the Material Assets of any member of the Group is outstanding (other than any asset acquired in the ordinary course of business on terms that the property does not pass until payment is made) and there is no agreement or commitment entered into by any member of the Group to give or create any and no claim has been made against any member of the Group by any person to be entitled to any such Encumbrance.

(C) The Seller has been informed by Mr. J. Casey, the Group's production director, that he is not actually aware of any material item of plant or machinery owned by the Group which (on the assumption that currently planned maintenance and repair takes place) is either not reasonably useable for the purpose for which it is currently used as at the date of this

      Agreement or which is likely not to be reasonably useable for the purpose for which it is currently used within 2 months after the date of this Agreement other than in any such case as a result of current, planned or anticipated maintenance or repair or as a result of normal wear and tear bearing in mind the age of such plant or machinery.

      For this purpose, there is no requirement for Mr. J. Casey to have made any enquiries and an item is only material if its replacement value is in excess of (pound)200,000 and the Group neither owns a reasonably useable replacement nor has a means of avoiding the adverse effects of the loss of use of such item without direct expenditure (excluding loss of profit) in excess of (pound)100,000.

(D) The plant registers of each member of the Group (other than any dormant Subsidiary) comprise a record of the plant, machinery, equipment and vehicles owned by that member of the Group which is, in all material respects, complete and accurate.

6.    ACCURACY OF INFORMATION

(A) All statutory books, books of accounts, registers and minute books required to be kept by the law of the relevant jurisdiction of each member of the Group are up-to-date and have in all material respects been properly kept in accordance with all applicable law and contain a record of the matters which should be dealt with in those books and no notice or allegation that any of them is materially incorrect or should be rectified has been received by any member of the Group.

(B) The copy of the memorandum and articles of association or other like constitutional documents of each member of the Group contained in the Data Room is a complete and accurate and up to date copy in all material respects.

(C) All returns and other documents relating to each member of the Group required to be delivered to the Registrar of Companies or any equivalent body under the law of the relevant jurisdiction of each member of the Group have been properly made and delivered.

(D) The information provided to the Purchaser in the Data Room was provided by the Seller in good faith.

(E) The information provided by the Seller for the purpose of preparing each of the KPMG Report, the Fugro Report and the Chesterton Report was provided by the Seller in good faith.

7.    ACCOUNTS

      The Accounting Pack:-

      (i) was prepared in accordance with accounting principles and practices generally accepted in the United Kingdom as at the Accounts Date; and

      (ii) gives a true and fair view of the state of affairs of the Group at such date.

8.    EVENTS SINCE THE ACCOUNTS DATE

      Since the Accounts Date:-

      (i) there has been no material adverse change in the financial position of the Group taken as a whole;

      (ii) the Group Businesses have in all material respects been carried on in the ordinary course;

      (iii) no Material Asset of any member of the Group has been acquired or disposed of or has been agreed to be acquired or disposed of;

      (iv) no resolution of any member of the Group in general meeting has been passed other than resolutions relating to the routine business of annual general meetings;

      (v) no member of the Group has declared, authorised, made or paid to its members any dividend or other similar distribution;

      (vi) no member of the Group has allotted or issued or agreed to issue or granted an option or other right to acquire any share capital; and

      (vii) no member of the Group has redeemed or purchased or offered or agreed to redeem or purchase any of its share capital.

9.    CONTRACTS AND COMMITMENTS

(A) The Data Room contains each outstanding contract or arrangement entered into by any member of the Group which:

      (i)   is a Material Contract; or

      (ii) restricts it from carrying on the business of that member of the Group in any part of the world; or

      (iii) is a joint venture agreement or arrangement, consortium, partnership or profit (or loss) sharing agreement under which it is to participate with any other person in any business; or

      (iv) is an agency, distributorship or marketing contract or arrangement, which is material in the context of the Group taken as a whole; or

      (v) is a contract or arrangement which has an unexpired term of three or more years and which is material in relation to the Group Businesses taken as a whole; or

      (vi) can be terminated by any other party thereto in the event of a change of control of that member of the Group and which is material in relation to the Group Businesses taken as a whole; or

      (vii) makes it liable to make any investment in securities or make any loan (other than trade credit) to any person.

(B) No member of the Group is in material breach of any Material Contract and, so far as the Seller is aware, no other party to any Material Contract is in material breach of any such Material Contract and, so far as the Seller is aware, there are no circumstances likely to give rise to any such breach by any member of the Group or any other party. For the purposes of this warranty, a "material breach" shall be a breach which, in the ordinary course of business of the Group Businesses as they have been conducted during the 12 months prior to the date of this Agreement, is reasonably likely to result in termination of the Material Contract or in litigation leading to the award and payment of damages to the party which is not in default.

(C) So far as the Seller is aware, no member of the Group is in material breach of any obligation of confidentiality imposed on it by any third party. For the purposes of this warranty, a "material breach" shall be a breach which, in the ordinary course of business of the Group Businesses as they have been conducted during the 12 months prior to the date of the Agreement, is reasonably likely to result in termination of any material arrangements made pursuant to, or in connection with, the relevant member of the Group accepting such an obligation of confidentiality or is reasonably likely to result in litigation leading to the award of damages to the party which is not in default.

(D) The Data Room contains details as at close of business on 14th April, 1997 of all currency and/or interest rate swap agreements, asset swap, future rate or forward rate agreements, interest cap, collar and/or floor agreements or other exchange or rate protection transactions or combinations thereof or any options with respect to any such transfers or any other similar transaction, in each case to which a member of the Group and a member of the Seller's Group are party.

10.   BANK ACCOUNTS AND BORROWINGS

(A) The Data Room contains the terms of each material overdraft, loan and other similar financial facility currently available to each member of the Group other than from a member of the Seller's Group.

(B) The total amount borrowed by each member of the Group does not exceed any limitation in its financial facilities or articles of association.

(C) So far as the Seller is aware, no member of the Group has received any notice to repay under any agreement relating to any borrowing or indebtedness in the nature of borrowing which is repayable on demand.

11.   POWERS OF ATTORNEY

      No member of the Group has given any power of attorney, proxy or similar authority in relation to the Group Businesses (other than such given to an officer of a member of the Group or to a patent or trademark agent, in each case in the ordinary course of the business of that member of the Group) which is outstanding as at the date of this Agreement.

12.   GRANTS AND ALLOWANCES

      No member of the Group has received or applied for any grant, allowance, aid or subsidy, in each case in excess of (pound)100,000, in relation to the Group Businesses from any supranational, national or local authority or government agency which would be repayable as a result of the sale of the Shares to the Purchaser.

13.   SUBSTANTIAL DEPENDENCE

      The details of the top ten customers of Hepworth Refractories Limited for the years ending 31st December, 1993, 1994, 1995 and 1996 provided at document 4.1 in the Data Room are materially complete and accurate.

14.   INSOLVENCY

(A) No order has been made, and no resolution has been passed for, and no meeting has been convened for the purpose of, the winding up of the Company or any UK Subsidiary or for a provisional liquidator to be appointed in respect of the Company or any UK Subsidiary and, so far as the Seller is aware, no petition has been presented for the purpose of winding up the Company or any UK Subsidiary.

(B) No administration order has been made and, so far as the Seller is aware, no petition for such an order has been presented in respect of the Company or any UK Subsidiary.

(C) No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or any UK Subsidiary or all or any of its assets.

(D) No event analogous to any of the foregoing has occurred in respect of any Overseas Subsidiary PROVIDED THAT this Warranty 14(D) is subject to Seller's awareness where the relevant event is analogous to an event referred to in Warranties 14(A) and 14(B) to the extent that they are given subject to the Seller's awareness.

15.   LITIGATION

(A) No member of the Group is engaged in any litigation or arbitration, administrative or criminal proceedings, whether as plaintiff, defendant or otherwise, in relation to which a claim of (pound)50,000 or above has been made against, or by, any member of the Group.

(B) So far as the Seller is aware, no such litigation or arbitration, administrative or criminal proceedings as are referred to in sub-paragraph
      (A) (but substituting a sum of (pound)100,000 for the sum of (pound)50,000 referred to therein) are pending or threatened.

16.   DELINQUENT AND WRONGFUL ACTS

(A) No member of the Group has committed any criminal or illegal act which would have a material adverse effect on the Group taken as a whole.

(B) So far as the Seller is aware, no member of the Group has received notification that any investigation or inquiry is being or has been conducted by any supranational, national or local authority or governmental agency in respect of the business or affairs of any member of the Group.

(C) Each member of the Group has conducted its business materially in accordance with its Memorandum and Articles of Association (or the equivalent in the relevant jurisdiction other than the UK) and in all material respects with all applicable law and regulations.

(D) Each member of the Group has obtained all licences, permissions, authorisations and consents which are material to the business of the Group taken as a whole (the "Material Permits") and, so far as the Seller is aware, no notice of withdrawal of any of such Material Permits has been received by any member of the Group and no material breach of such Material Permits is outstanding..

(E) The Data Room contains details, on a monthly basis, of all claims notified to the Group in writing which were outstanding as at the specified date in each month (commencing with January 1996 and ending with March 1997) in relation to faulty, defective or dangerous products or products not meeting relevant specifications, in each case which had been manufactured, sold or supplied by any member of the Group.

17.   PROPERTY

(A) The Properties referred to in Schedule 8 are the only Properties owned, used or occupied by any member of the Group or in respect of which any member of the Group has any estate, interest, right or actual or contingent liability.

(B) So far as the Seller is aware, each written reply of the Seller's Solicitors to written enquiries relating to the Properties referred to in
      Schedule 8 made by the Purchaser's Solicitors is true and accurate in all material respects and is not misleading in a material way.

(C) A member of the Group is in possession of the whole of each of the Properties and no other person is in or, so far as the Seller is aware, is entitled to occupation of any of the Properties.

(D) The relevant member of the Group shown in Schedule 8 as the owner of each Property is the sole legal and beneficial owner thereof, and all materially relevant deeds and documents are in its possession or under its control.

(E) So far as the Seller is aware, no member of the Group is for any reason anticipating the expenditure of any material sum of money in respect of any of the Properties.

(F) Within the last seven years, no member of the Group has received any materially adverse surveyors', engineers' or other professional report in respect of any of the Properties.

(G) The details of the Properties referred to in Schedule 8 are true and accurate and not misleading.

(H) So far as the Seller is aware, there are no material current, contingent or anticipated notices, actions, disputes, complaints, liabilities, claims or demands relating to or in respect of the Properties or their uses.

(I) Neither the Seller nor any member of the Group has received notice that the Properties and all uses of and developments on the Properties do not comply with all town and country planning legislation and any orders, regulations, consents or permissions made or granted under any of the same.

(J) No planning permission in respect of any of the Properties is for a limited period or personal, and so far as the Seller is aware, there are no onerous planning conditions.

(K) During the ten year period preceding the date of this Agreement, a member of the Group has enjoyed uninterrupted access to and use of the Properties numbered 1, 2, 5, 6, 7, 8, 13, 19, 20 and 23 in Schedule 8 for the purposes for which they are currently used.

(L) In relation to the Properties or any properties formerly occupied by any member of the Group (or in relation to which minerals were excavated) all restoration and aftercare obligations and obligations under planning permissions or planning agreements, highway agreements and other statutory agreements have been discharged in all material respects.

(M) There are no financial bonds relating to any planning permission which have not been discharged. In relation to the Properties, there are no planning agreements or conditions which require the monitoring of environmental conditions.

(N) Neither the Seller nor any member of the Group has received any written notices relating to ground pollution, water pollution, subsidence, gas leakage, air emission or flooding in respect of any of the Properties or in respect of any properties formerly mined by the Company (including completed landfill sites) or in respect of which the Company formerly had an interest (excluding any such notices which have been resolved without any prospect of further liability).

(O) In respect of the Properties and any properties mined by the Company in the past, no royalties for minerals extractions are payable and no royalties are outstanding.

(P) Neither the Vendor nor any member of the Group has at any time in the past twenty five years carried out any landfill operations at Old Ewloe Works, Buckley, nor at Ewloe Barns Works, Buckley.

18.   INTELLECTUAL PROPERTY

(A) Details of all registered Intellectual Property, and applications for registration, owned by any member of the Group are set out in Attachment G (the "Registered Intellectual Property"). The relevant member of the Group is the sole legal owner of such registered Intellectual Property.

(B)   Details of all licences, agreements and arrangements:-

      (i) granted by any member of the Seller's Group or any third party to any member of the Group in respect of any Intellectual Property material to the on-going operations of the Group Businesses; or

      (ii) granted by any member of the Group to any member of the Seller's Group or any third party in respect of any Intellectual Property material to the on-going operations of the Group Businesses,

      in each case, as carried on at the date of this Agreement, are set out in Attachment D (the "Licences").

(C) All renewal fees and steps required for the maintenance or protection of the Registered Intellectual Property have been paid or taken and none of such rights are subject to any challenge or attack by a third party or competent authority of which the Seller has been notified.

(D) No member of the Group nor any other party is, so far as the Seller is aware, in material breach of any of the Licences .

(E) So far as the Seller is aware, the processes and methods employed, the services provided, the businesses conducted and the products manufactured, used or dealt in by any member of the Group, in each case in relation to the Group Businesses as carried on at the date of this Agreement, do not infringe the rights of any other person in any Intellectual Property and the Seller has not received any notification of any such infringement.

(F) So far as the Seller is aware, there is no current unauthorised use or infringement by any person of any registered Intellectual Property.

(G) So far as the Seller is aware, none of the Registered Intellectual Property is subject to any charge, lien or other security interest.

(H) No member of the Group has received notification of any liability on its behalf to pay any compensation, or notification of any request for compensation under Section 40 of the Patents Act 1977 or any analogous rights anywhere in the world.

(I) No member of the Group has received notification from the Comptroller General of Patents, Designs and Trade Marks that he may exercise his discretion to grant a compulsory licence in relation to any patents currently owned and used by such member of the Group.

(J) So far as the Seller is aware, to the extent that any information of a confidential nature owned by any member of the Group has been used by any member of the Group in the two year period prior to the date hereof such information (except in so far as it has fallen into the public domain through no fault of such member of the Group) has not been disclosed to any third party by such member of the Group otherwise than subject to an obligation of confidentiality being imposed on the person to whom the information was disclosed, where such disclosure would be in breach of a duty of confidence owed to a third party or where such disclosure would have a material effect on the ongoing operations of the Group Businesses.

19.   COMPETITION AND TRADE REGULATION LAW

(A) So far as the Seller is aware, no member of the Group is or has been a party to any agreement material in relation to the business of the Group taken as a whole which:-

      (i)   has been registered under the RTPA 1976; or

      (ii)  contravenes the provisions of the Resale Prices Act 1976; or

      (iii) infringes Article 85 or 86 of the Treaty establishing the European Union; or

      (iv) so far as the Seller is aware, contravenes or infringes any equivalent legislation to the provisions referred to in sub-clauses
            (A)(i), (ii) and (iii) embodied in the domestic anti-trust or similar legislation of Germany (in the case of Hepworth Refractories Deutschland GmbH), Belgium (in the case of Hepworth Refractories (Belgium) SA, Refinter and Auxiref), Italy (in the case of Hepworth Refractories Italiana SRL), France (in the case of Les Produits Siliceux SA, Constructions Thermiques Europeennes SA and S.C.I.47), the United States (in the case of Hepworth Refractories Inc.), and Canada (in the case of Hepworth Refractories Canada Limited).

(B) No member of the Group is a party to any agreement material in relation to the Group Businesses as a whole in respect of which any undertaking has been given by or any order made against any member of the Group pursuant to the RTPA 1976 or in respect of which an undertaking has been given by or an order made against any member of the Group pursuant to the Resale Prices Act 1976.

(C) No member of the Group has given any assurance or undertaking to, nor is it subject to any specific order, decision or ruling of:-

      (i) the Office of Fair Trading, the Monopolies and Mergers Commission, the Secretary of State or any equivalent authority in Germany, Belgium, Italy, France, the United States of America or Canada under competition legislation of the relevant country; or

      (ii) the Commission of the European Union under EU competition legislation,

      in relation to the Group Businesses where such assurance, undertaking, order, decision or ruling is likely to cause a material loss or liability to the Group taken as a whole.

(D) No member of the Group is or has been a party to or is or has been concerned in any agreement or arrangement relating to the Group Businesses in respect of which an application for negative clearance and/or exemption has been made to the Commission of the European Union.

20.   INSURANCE

      Details of the current insurance policies in respect of which any member of the Group has an interest are set out in the Data Room and, so far as the Seller was aware on 11th April, 1997, no individual or related claims for amounts in excess of (pound)100,000 are outstanding thereunder.

21.   EMPLOYMENT

(A) A list of the names, jobs and short details of the terms of employment (including the emoluments) of every Employee as at 5th April is set out in the Data Room, together with copies of all standard form contracts and terms and conditions of employment of general application.

(B) A list of the names, jobs and details of the terms of employment (including the emoluments) of, and a copy of the Employment contract for, each Senior Employee are set out in the Disclosure Letter.

(C) Short details of any material benefit received by any Employee otherwise than in cash, and of any benefit received by any Employee in cash which is related in whole or in part to sales, profits, turnover or performance, or which is otherwise variable (other than normal overtime), are set out in the Disclosure Letter.

(D) Any contract of employment with any Employee to which any member of the Group is a party can be terminated by the employing company without damages or compensation (other than that payable under statute) by giving at any time six months' notice in writing to that Employee.

(E) As at 14th April, 1997, no Senior Employee has given notice terminating his contract of employment or is under notice of dismissal and no amount due to or in respect of any such Senior Employee, director or Employee or former Senior Employee is in arrears and unpaid other than his salary for the month current at the date of this Agreement.

(F) Since the Accounts Date, no material change has been made in the emoluments or other terms of employment of any Senior Employee save for increases in emoluments made in accordance with the normal practice of the Seller's Group not exceeding an overall increase of 5% to payroll costs.

(G) So far as the Seller is aware, no member of the Group has outstanding any material undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Taxation or other impost arising in connection with the employment or engagement in that jurisdiction of personnel by any member of the Group.

(H) No member of the Group has entered into any arrangement regarding any future material variation in any contract of employment in respect of any of its Employees or any agreement imposing an obligation on any member of the Seller's Group to increase the basis and/or rates of remuneration and/or the provision of other benefits in kind to or on behalf of any of its Employees at any future date which could have the effect of increasing payroll costs by 5% or more.

(I) Each member of the Group has in relation to each of its Employees (and, insofar as relevant, to each of its prospective, future or former employees) complied in all material respects with all legislation and statutory regulations relevant to their conditions of service or to the relations between it and its employees or any recognised trade union and no member of the Group has received notice that it has not complied with the terms of the contracts of employment of any of its Employees (or former employees).

(J) The number of persons who have been offered employment with any member of the Group which offer remains outstanding and who are employed (or were previously employed) by any member of the Group who are on secondment, maternity leave, absence on grounds of disability or other leave of absence and have, or may have, a statutory or contractual right to return to work for any member of the Seller's Group shall not exceed 10% of the number of Employees whose names are listed in accordance with Clause 21(A).

(K) There is no provision in any contract of employment or other arrangement, in either case involving a member of the Group, giving a right or an increased right to any Senior Employee which may arise on the acquisition of the Shares by the Purchaser under this Agreement or which is contingent on a change of control or ownership of any member of the Group.

(L) No member of the Group has established or informed its employees that it intends to introduce any share incentive scheme, share option scheme, profit related pay scheme or profit sharing bonus or other incentive scheme for all or any of its employees save those disclosed in the Disclosure Letter and the Data Room.

(M) No payment (gratuitous or otherwise) has been made or promised to be made by any member of the Group in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former Employee employed to work in the UK except in accordance with their contracts of employment, relevant legislation and the collective agreements which have been disclosed.

(N)   No member of the Group has:

      (a) within the period of one year preceding the date of this Agreement, given notice of any dismissals or redundancies to the relevant Secretary of State or started consultations with any independent trade union under the provisions of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or Part IV of the Employment Protection Act 1975 or failed to comply with any such obligation under that legislation; or

      (b) within the period of 6 months preceding the date of this Agreement, been a party to any "relevant transfer" (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981) or agreement for a relevant transfer or failed to comply with any duty to inform and consult any independent trade union under the said Regulations.

(O) No member of the Group has an agreement or other arrangement (binding or otherwise) with any trade union or other body representing its employees in the UK or any of them and does not recognise to any extent any trade union or other body representing its employees in the UK or any of them for the purpose of collective bargaining or other negotiating purposes.

(P) No member of the Group is involved (or has been so involved at any time during the last year in any industrial or trade disputes in the UK which caused stoppages of one day or more, and no member of the Seller's Group is aware of any such dispute that may be pending or threatened, or of any present circumstances which may give rise to any such dispute.

22.   ENVIRONMENTAL

(A)   (i)   Each member of the Group has all Environmental Permits required to enable it to conduct its business lawfully under the terms of the Environmental Laws.

      (ii)  Each such Environmental Permit is in full force and effect.

      (iii) No proceeding or other action of whatever nature is pending or is threatened or, so far as the Seller is aware, is under consideration seeking the suspension, revocation, variation, limitation of or otherwise relating to any Environmental Permit or seeking to impose any penalty under any Environmental Permit or Environmental Laws. This warranty does not apply to the Properties at Bawtry or Loxley in so far as it relates to matters other than suspension or revocation.

      (iv) There are no facts or circumstances which will or are likely to result in any Environmental Permit being suspended, revoked or, so far as the Seller is aware, varied or limited prior to renewal or expiry. This warranty does not apply to the Properties at Bawtry or Loxley in so far as it relates to matters other than suspension or revocation and only applies to variation or limitation where the seller is aware both (a) of the relevant facts or circumstances; and
            (b) that such facts or circumstances are likely to lead to a variation or limitation prior to renewal or expiry.

      (v) No appeals are pending or being contemplated in respect of the refusal of or conditions contained in any Environmental Permit or any action taken in respect of any Environmental Permit. This warranty does not apply to the Properties at Bawtry and Loxley.

(B)   (i)   So far as the Seller is aware, each member of the Group is and always has been in full compliance with the Environmental Permits and Environmental Laws in all material respects and the use of all the Properties and the machinery and other property employed in the conduct of the Group Business has been and is in accordance with the Environmental Permits and Environmental Laws in all material respects.

      (ii) No notice, notification, demand, request for information, summons, complaint or order has been issued, no complaint has been made, no penalty has been assessed and, so far as the Seller is aware, no investigation or review is pending or is threatened, by any public authority having responsibility for Environmental Matters or by any other person with respect to:

            (a) any alleged violation by each member of the Group of any Environmental Law including the failure by each member of the Group to report to the proper governmental entity the occurrence of any event which is required to be so reported by any Environmental Law; or

            (b) any alleged failure by each member of the Group to have or to operate in compliance with any Environmental Permit; or

            (c) any Environmental Matter relating to the acts or omissions of each member of the Group (or of those other persons for whom it is liable) or any of the Properties.

            This warranty 22(B)(ii) does not apply to the renewal of Environmental Permits or to matters relating to routine compliance with Environmental Laws or routine monitoring under Environmental Laws or in relation to any matter which does not constitute or relate to an actual or potential breach of Environmental Laws.

(C) None of the warranties in this Warranty 22 apply to Relevant Environmental Matters as defined in the Environmental Deed.

23.   TAX RETURNS, DISPUTES, RECORDS AND CLAIMS ETC.

(A) Each member of the Group has made or caused to be made within any appropriate time limits all proper returns required to be made, and has supplied or caused to be supplied all information required to be supplied, to any Tax Authority and all such information was and so far as the Seller is aware remains complete and accurate in all material respects and all such returns were and so far as the Seller is aware remain complete and accurate in all material respects and were made on the proper basis and do not, and so far as the Seller is aware are not likely to, reveal any transactions which may be the subject of any dispute with any Tax Authority.

(B) So far as the Seller is aware, there is no material dispute or disagreement outstanding at the date of this Agreement with any Tax Authority regarding liability or potential liability to any Tax (including in each case penalties or interest) recoverable from any member of the Group or regarding the availability of any relief from Tax to any member of the Group. So far as the Seller is aware in relation to each member of the Group there is no planned investigation or non-routine visit by any Tax Authority and there are no facts which might cause an investigation or non-routine visit to be instituted.

24.   ACCOUNTS AND TAX

      No member of the Group has any liability in respect of Tax assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Accounts Date or in respect of any period starting before the Accounts Date (whether actual or contingent) that is not fully provided for in the Accounting Pack.

25.   TAX EVENTS SINCE THE ACCOUNTS DATE

      Since the Accounts Date:-

      (i) no member of the Group has declared, made or paid any distribution within the meaning of ICTA 1988;

      (ii)  no accounting period of any member of the Group has ended;

26.   RESIDENCE

      The country which is given in Schedule 5 or Part A of Schedule 6 as the Tax residence of each member of the Group is and has within the last 6 years been the only country whose Tax Authorities seek to charge Tax on the world-wide profits or gains (or any part of those profits or gains) of that member of the Group.

27.   GROUP ARRANGEMENTS

      So far as the Seller is aware, there are no circumstances by virtue of which section 410 or 413 of ICTA 1988 would prevent each member of the Group resident in the United Kingdom being treated as a member of the same group of companies as each other such member so resident within Chapter IV
      Part X of ICTA 1988 for any accounting period commencing on or before the date of this Agreement.

28.   CLOSE COMPANY

      No UK Subsidiary is, was or has been a close company as defined in ICTA 1988 in the last six years.

29. No relief has been claimed by and/or given to any member of the Group, or taken into account in computing or eliminating any provision for Tax or deferred Tax in the Accounting Pack, which could or might be effectively withdrawn, postponed, restricted or otherwise lost by virtue of this Agreement or any other event or circumstance occurring or arising at any time after the Accounts Date.

30. There has been no change in the ownership of any member of the Group nor any major change in the nature or conduct of any trade or business carried on by any member of the Group nor has any other event or series of events occurred before

      Completion which might cause the disallowance of the carry forward or back of losses or excess charges, set-off or surrender of advance corporation tax under the provisions of section 768 or 768A of the Taxes Act or sections 245 to 245B of that Act or which might cause a trade to be disregarded by virtue of paragraph 8 of Schedule 7A to the Taxation of Chargeable Gains Act 1992.

31.   SINCE THE ACCOUNTS DATE:

            (a) no member of the Group has been involved in any transaction which has given or may give rise to a liability to Tax on any member of the Group (or would have given or might give rise to such a liability but for the availability of any relief) other than Tax in respect of normal trading income or receipts of the member of the Group concerned arising from transactions entered into by it in the ordinary course of business; and

            (b) no material disposal has taken place or other event occurred outside the ordinary course of business which has or may have the effect of crystallising a liability to Tax which, if such disposal or event had been planned or predicted at the Accounts Date, should have been reflected in the provision for deferred Tax contained in the Accounting Pack.

32. Within the past six years, no member of the Group nor any director or officer of any member of the Group (in his capacity as such) has paid or become liable to pay, and so far as the Seller is aware there are no circumstances by reason of which it or they may become liable to pay to any Tax Authority, any penalty, fine, surcharge or interest in respect of Tax (including in respect of any failure to make any return, give any notice or supply any information to any relevant Tax Authority, or any failure to pay Tax on the due date for payment).

33. No transaction in respect of which any consent or clearance was required by law or sought from any Tax Authority has been entered into or carried out by any member of the Group without such consent or clearance having first been properly obtained and all information supplied to any Tax Authority or other appropriate authority in connection with any such consent or clearance fully and accurately disclosed all facts and circumstances material to the giving of such consent or clearance. Any transaction for which such consent or clearance was obtained has been carried out only in accordance with the terms of such consent or clearance and the application on which the consent or clearance was based and at a time when such consent or clearance was valid and effective. So far as the Seller is aware, no facts or circumstances have arisen since any such consent or clearance was obtained which would cause the consent or clearance to become invalid or ineffective.

34. No Tax Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the Tax affairs of any member of the Group.

35. No member of the Group is liable for any Tax as the agent of any other person or business or constitutes a permanent establishment of any other person, business or enterprise for any Tax purpose.

36. All amounts payable to any Tax Authority in respect of any employee (including any Tax deductible from any amounts paid to an employee, and any national insurance, social fund or similar contributions required to be made in respect of employees) due and payable by any member of the Group up to the date hereof have been duly paid and each member of the Group has made all such deductions and retentions as should have been made under applicable laws or regulations.

37. If each member of the Group disposed of each of its assets (except trading stock and work-in-progress) for a consideration equal to the book value of that asset as shown in or adopted for the purposes of the Accounting Pack to a person not connected with it and by way of bargain at arm's length, no liability to Tax would arise by reference to any actual or deemed gain and no member of the Group has acquired any such asset (otherwise than from another member of the Group) except by way of bargain at arm's length.

38. Details of all material transactions whereby the value of the shares of any of the Subsidiaries has been materially reduced by virtue of a depreciatory or value shifting transaction of which the Seller is aware have been disclosed to the Purchaser.

39. If each member of the Group disposed of each of its assets, or of any pool of assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge or corresponding Tax would arise on a disposal of any of those assets) for a consideration equal to their book value as shown in or adopted for the purpose of the Accounting Pack, no balancing charge (or corresponding Tax of any relevant foreign jurisdiction) would arise in respect of any such asset or pool of assets under any legislation relating to capital allowances (or corresponding legislation of the relevant foreign jurisdiction).

40. All material transactions in the last 6 years between members of the Group, or between any member of the Group and any current or past member of the Seller's Group have been and are on arm's length terms. There are no circumstances which could cause any Tax Authority to make any adjustment for Tax purposes to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or attempted in fact.

41. No Tax Authority has denied relief for interest paid by any member of the Group.

42. For the purposes of this warranty the expression "VAT" means value added tax or any similar sales or turnover tax of any relevant jurisdiction, and "VAT legislation" means any relevant enactments in relation to VAT and all notices, provisions and conditions made or issued thereunder including the terms of any agreement reached with any relevant Tax Authority, and any concession referred to in the Disclosure Letter.

      In relation to each member of the Group:

      (a) it is registered for the purposes of VAT, has been so registered at all times that it has been required to be registered by VAT legislation, and such registration is not subject to any conditions imposed by or agreed with the relevant Tax Authority;

      (b) it has complied fully with and observed in all material respects the terms of VAT legislation;

      (c) it has maintained and obtained at all times complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT legislation;

      (d) it only obtains credit for input tax paid in connection with taxable supplies;

      (e) it is not and has not been treated as a member of a group for the purposes of VAT legislation, and has not applied for such treatment; and

      (f) it is not and has not been subject under VAT legislation to any penalty, fine or surcharge, or any warning or notice which could (whether with or without other events) lead to the imposition of any penalty, fine or surcharge, and has not been required to give any security as a condition of making supplies for the purposes of VAT.

43. Since the Accounts Date all VAT, import duty and other taxes or charges payable upon the importation of goods or services and all excise duties payable in respect of any assets (including trading stock) imported or owned by any member of the Group have been paid in full.

44. All documents in the possession or under the control of each member of the Group or to the production of which any member of the Group is entitled which establish or are necessary to establish the title of any member of the Group to any asset have been duly stamped and any applicable stamp duties or similar duties or charges in respect of such documents have been duly accounted for and paid.

45. All capital duties, fees and penalties payable in respect of the share capital of each member of the Group (including any premium over nominal value at which any share was issued) have been duly accounted for and paid, and there are no circumstances under which any relief obtained against payment of any such amount could be withdrawn.

46. The details as set out in the document listed at 15A48 in the Data Room Index are correct insofar as they relate to the acquisition cost and the date of acquisition of

      Hepworth Refractories (Belgium) SA and Les Produits Siliceux SA, subject to the reorganisation of the French companies which took place in 1994, details of which are disclosed in the Data Room.

                                 SCHEDULE 4
                         (Limitations on Liability)

1.    LIMITATION ON QUANTUM AND GENERAL

(A) The Purchaser shall not be entitled in any event to damages or other payment in respect of any claim or claims under any of the Warranties in respect of any individual claim (or series of related claims with respect to related facts or circumstances):

      (i) unless and until the amount of that claim exceeds (pound)15,000 but, once the amount of that claim has exceeded such sum, the Seller's liability shall arise in respect of the full amount of that claim and not merely in respect of the excess over such sum; and

      (ii) unless and until the amount of all claims made in respect of the Warranties and the Tax Covenant in aggregate exceeds (pound)630,000 and, once the amount of all such claims has exceeded such sum, the Seller's liability shall only arise in respect of the amount by which such claims exceed a sum of (pound)250,000.

(B) The total aggregate liability of the Seller under the Warranties, the Tax Covenant and the Environmental Indemnity together, shall not in any event exceed an amount equal to the Initial Consideration.

(C) Each provision of this Schedule shall be read and construed without prejudice to each of the other provisions of this schedule.

(D) As regards the Tax Covenant, the provisions of this Schedule shall operate to limit the liability of the Seller in so far as any provision in this
      Schedule is expressed to be applicable to the Tax Covenant and the provisions of the Tax Covenant shall further operate to limit the liability of the Seller in respect of any claim thereunder. In particular, and without limitation to the foregoing, the provisions of Clauses 3, 4(A), 7 and 8 of the Tax Covenant shall apply mutatis mutandis to any claim under the Tax Warranties.

2.    TIME LIMITS FOR BRINGING CLAIMS

(A) No claim shall be brought against the Seller in respect of any of the Warranties (other than the Tax Warranties and the Warranties contained in paragraphs 1 and 4(D) and (E) of Schedule 3) unless the Purchaser shall have given to the Seller written notice of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and the estimated amount claimed in respect thereof (detailing the Purchaser's calculation of the loss thereby alleged to have been suffered by it on a without prejudice basis), in the case of all relevant Warranties other than those contained in paragraph 22 of Schedule 3, on or before 31 December 1998 or, in the case of Warranties contained in paragraph 22 of Schedule 3, on or before the fifth anniversary of the date of this Agreement,

      PROVIDED that the liability of the Seller in respect of such claim shall absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within 18 months of the service of such notice and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Seller.

(B) None of the limitations contained in this Clause 2 shall apply to any breach of Warranty which (or the delay in discovery of which) is the consequence of fraudulent mis-statement, concealment or other conduct by any member of the Seller's Group or any officer or employee of any member of the Seller's Group.

3.    CONDUCT OF LITIGATION

(A) Upon the Purchaser or any member of the Purchaser's Group becoming aware of any claim, action or demand against it or any other matter likely to give rise to any claim in respect of any of the Warranties (other than the Tax Warranties) or under the indemnity set out in Clause 11 (the "Clause 11 Indemnity"), the Purchaser shall:-

      (i) notify the Seller by written notice as soon as it appears to the Purchaser that any assessment or claim of a third party received by or coming to the notice of the Purchaser or any member of the Purchaser's Group may result in a claim under the Warranties or the Clause 11 Indemnity;

      (ii) subject to the Seller indemnifying the Purchaser in a form reasonably satisfactory to the Purchaser against any liability, cost, damage or expense (including legal expenses) which may be incurred by the Purchaser or any member of the Group, take such action and give such information and access to personnel, premises, chattels, documents and records to the Seller and its professional advisers as it may reasonably request to investigate the claim and the Seller shall be entitled to require (if such requirement is reasonable in the circumstances) any relevant member of the Purchaser's Group to take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

      (iii) in the case of any claim pursuant to the Warranties, cause the relevant member of the Group to consult as fully as is reasonably practicable with the Seller as regards the conduct of any proceedings arising out of such third party claim;

      (iv) in the case of any claim under the Clause 11 Indemnity and at the request of the Seller, allow the Seller to take the sole conduct of such actions as the Seller may deem appropriate in connection with any such assessment or claim in the name of the Purchaser or any relevant member of the Purchaser's Group or the Group and in that connection the Purchaser shall give or cause to be given to the Seller all such assistance as the Seller may require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such solicitors or other professional advisers as the Seller may nominate to act on behalf of the Purchaser or any relevant member of the Purchaser's Group or the Group, as appropriate, but to act in accordance with the Seller's sole instructions; and

      (v) make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Seller (such consent not to be unreasonably withheld).

(B) In relation to the Clause 11 Indemnity only, the Seller shall be entitled at any stage and at its sole discretion to settle any such third party assessment or claim PROVIDED THAT it shall notify the Purchaser of its decision so to settle prior to it settling such assessment or claim.

4.    NO LIABILITY IF LOSS IS OTHERWISE COMPENSATED FOR

(A) The Purchaser shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of any individual breach of the Warranties.

(B) No liability shall attach to the Seller by reason of any breach of any term of the Warranties to the extent that the same loss has been recovered by the Purchaser or any member of the Group under any other terms of this Agreement or any other document referred to herein, including, without limitation, the Hepworth Refractories Inc. Stock Purchase Agreement and the Tax Covenant.

5.    RECOVERY FROM INSURERS AND OTHER THIRD PARTIES

(A) If, in respect of any matter which would give rise to a claim under the Warranties, (other than the Tax Warranties), any member of the Group or the Purchaser's Group is entitled to claim under any policy of insurance, then, as soon as reasonably practicable and prior to taking action against the Seller (other than to notify the Seller of the claim against the Seller pursuant to paragraph 2 of this Schedule), the Purchaser shall make a claim against its insurers and use all reasonable endeavours to pursue such claim and such claims under the Warranties shall be reduced by the amounts recovered, less any costs or expenses (including reasonable costs of legal counsel and other advisers) incurred by the Purchaser or any member of the Group in connection with any action taken by the Purchaser or such members of the Group in recovering such claim from any insurer.

      Notwithstanding paragraph 2 above, no claim made under the Warranties, and for which there has been a related claim made under any policy of insurance in accordance with this sub-paragraph (A), shall absolutely determine unless legal proceedings in respect of such claim under the Warranties shall not have been commenced within 18 months after final determination of the related claim made under any such insurance policy.

(B) Where the Purchaser or any member of the Purchaser's Group is at any time entitled to recover from some other person any sum in respect of any matter giving rise to a claim under the Warranties other than the Tax Warranties, the Purchaser shall, and shall procure that the member of the Purchaser's Group concerned shall, take all reasonable steps to enforce such recovery prior to taking action against the Seller (other than to notify the Seller of the claim against the Seller pursuant to paragraph 2 of this Schedule) (subject to the Purchaser being indemnified to its reasonable satisfaction by the Seller against all reasonable costs and expenses incurred by the Purchaser in connection with any legal proceedings taken in recovering any amount from the third party) and, in the event that the Purchaser or any member of the Purchaser's Group shall recover any amount from such other person, the amount of the claim against the Seller under the Warranties shall be reduced by the amount recovered. Notwithstanding paragraph 2 above, no claim made under the Warranties, and for which action has been taken to enforce such recovery from such other person in accordance with this sub-paragraph (B), shall absolutely determine unless legal proceedings in respect of such claims under the Warranties shall not have been commenced 18 months after all such efforts to enforce such recovery have ceased.

(C) If the Seller pays at any time to the Purchaser or any member of the Purchaser's Group an amount pursuant to a claim in respect of the Warranties or under any provision of this Agreement and the Purchaser or other member of the Purchaser's Group subsequently becomes entitled to recover from some other person any sum in respect of any matter giving rise to such claim, the Purchaser shall, and shall procure that the other member of the Purchaser's Group shall, take all necessary steps to enforce such recovery and shall forthwith repay to the Seller so much of the amount paid by the Seller to the Purchaser or other member of the Purchaser's Group (less any reasonable costs and expenses incurred by the Purchaser or the relevant member of the Group in connection with any legal proceedings taken in recovering from the third party any sum in respect of any matter giving rise to a claim under the Warranties and any tax suffered on the receipt) as does not exceed the sum recovered from such other person.

6.    ACTS OF PURCHASER

(A) No claim shall lie against the Seller under or in relation to the Warranties (other than the Tax Warranties) to the extent that such claim is attributable to:

      (i) any voluntary act, omission, transaction, or arrangement carried out by the Purchaser or by a member of the Purchaser's Group on or after Completion; or

      (ii) any admission of liability made in breach of the provisions of this schedule after the date hereof by the Purchaser or on its behalf or by persons deriving title from the Purchaser or by a member of the Purchaser's Group on or after Completion.

(B) The Seller shall not be liable for any breach of any Warranty (other than a Tax Warranty) to the extent that a claim for any breach of any Warranty occurs or is increased as a result of any reorganisation or change in ownership of any member of the Group after Completion or change in any accounting basis on which any member of the Group values its assets or any accounting basis, method, policy or practice of any member of the Group.

7.    ALLOWANCE, PROVISION OR RESERVE IN THE ACCOUNTS

(A) No matter shall be the subject of a claim under the Warranties to the extent that allowance, provision or reserve in respect of such matter shall have been made in the Accounting Pack or the Completion Accounts or has been included in calculating creditors or deducted in calculating debtors in the Accounting Pack or the Completion Accounts or shall have been otherwise taken account of or reflected in the Accounting Pack or the Completion Accounts.

(B) Where any circumstances which would otherwise constitute a breach of Warranty come to the attention of the Purchaser after the Completion Accounts Date but prior to the end of the "review period" referred to in paragraph 9 of Schedule 9, then PROVIDED THAT the Seller was not aware of the circumstances or the fact that the circumstances constituted a breach of Warranty prior to the Completion Date and PROVIDED FURTHER THAT the circumstances and their treatment are discussed between the Purchaser and the Seller prior to the end of the "review period" referred to in paragraph 9 of Schedule 9 and either (i) agreement is reached between them as to the treatment thereof in the Completion Accounts; or (ii) the matter is notified to the expert (as defined in Schedule 9) in the statement of either party referred to in paragraph 13(i) of Schedule 9 and the expert is requested to, and confirms that he has, considered the matter when coming to his conclusion, then no claim shall be made by the Purchaser against the Seller for the breach of Warranty that would otherwise arise. This limitation shall not apply to the extent that any relevant facts have been fraudulently withheld or fraudulently misstated by any member of the Seller's Group or any officer or agent of the Seller's Group.

8.    RETROSPECTIVE LEGISLATION

      No liability shall arise in respect of any breach of any of the Warranties (other than the Tax Warranties) to the extent that liability for such breach occurs or is increased directly or indirectly as a result of any legislation not in force on or prior to the date of this Agreement or as a result of the withdrawal of any extra-statutory concession or other agreement or arrangement currently granted by or made with any governmental authority or Tax Authority or as a result of any change after the date of this Agreement of any generally accepted interpretation or application of any legislation or the enforcement policy or practice of the relevant authorities or as a result of the withdrawal of any extra-statutory concession or any other formal agreement or arrangements with any Tax Authority (whether or not having the force of law) currently granted by or made with any Tax Authority (whether within or outside the United Kingdom).

9.    PURCHASER'S KNOWLEDGE

      Without prejudice to paragraph 10, the Seller shall not be liable under the Warranties if and to the extent that the Purchaser was aware at the date of this Agreement of the facts, matters, events or circumstances which are the subject matter of the claim under the Warranties and that those facts, matters, events or circumstances amounted to a breach of any of the Warranties as at the date of this Agreement. For the avoidance of doubt, the foregoing limitation shall not apply to any breach of any indemnities given by the Seller to the Purchaser.

10.   DISCLOSURE

      The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if fairly disclosed in the Disclosure Letter or in any document listed in the Data Room List or otherwise specifically agreed in the Disclosure Letter to have been disclosed to the Purchaser.

11.   NO LIABILITY FOR CONTINGENT OR NON-QUANTIFIABLE CLAIMS

      If any breach of the Warranties arises by reason of some liability of any member of the Group which, at the time any such claim is notified to the Seller, is contingent only or otherwise not capable of being quantified, then the Seller shall not be under any obligation to make any payment in respect of such claim unless and until such liability ceases to be contingent or becomes capable of being quantified, as the case may be. Notwithstanding paragraph 2 above, any claim made under the Warranties and notified pursuant to paragraph 2 of this Schedule which is contingent only or otherwise not capable of being quantified at the time such claim was made, shall not absolutely determine unless legal proceedings in respect of such claim shall not have been commenced within 18 months of the contingent liability ceasing to be so contingent or becoming quantifiable, as the case may be PROVIDED THAT no such notified claim shall remain outstanding for longer than the sixth anniversary of the Completion Date.

12.   CLAIM TO BE REDUCTION OF CONSIDERATION

      Any payment made by Seller in respect of any claim under the Warranties shall be deemed to be a reduction of the Consideration.

13.   NON-APPLICABILITY OF LIMITATIONS TO INDEMNITIES

      For the avoidance of doubt, none of the limitations (other than paragraph 3 of this Schedule) contained in this Schedule shall apply to any breach of the Clause 11 Indemnity EXCEPT THAT the limitation in paragraph 2 shall apply to claims under the Clause 11 Indemnity as if the reference to 31 December, 1998 were to the date falling seven years after the Completion Date.

14.   INFORMATION MEMORANDUM

(A) The Purchaser acknowledges and agrees with the Seller (for itself and for the benefit of the other members of the Seller's Group and on behalf of their respective officers, employees and advisers and as trustees for such officers, employees and advisers) that, subject to sub-clause (B) and without prejudice to the provisions of Clause 20:-

      (i) no representation or warranty was given as to the accuracy or completeness of the Information Memorandum or the contents of the Data Room and that none of the persons listed shall be under any liability to the Purchaser in the event that such information is or becomes inaccurate, incomplete or misleading in any particular; and

      (ii) the Seller shall have no liability whatsoever in relation to, or arising from (whether directly or indirectly), the Reports.

(B) The Seller acknowledges that the limitations set out in sub-clause A(i) are without prejudice to the proviso contained in Clause 8(A) of this Agreement.

                                   SCHEDULE 7
                                   (Pensions)

                                   UK PENSIONS

1.    DEFINITIONS

(A) For the purposes of this Schedule the following expressions shall have the following meanings:-

      "Actuarial Assumptions"           means the actuarial assumptions and
                                        methods specified in the Actuary's
                                        Letter.

      "Actuary"                         means a person who is a Fellow of the
                                        Institute of Actuaries or a Fellow of
                                        the Faculty of Actuaries in Scotland.

      "Actuary's Letter"                means the letter from the
                                        Seller's Actuary to the Purchaser's
                                        Actuary a copy of which is attached as
                                        ANNEXA.

      "Agreed Interest Rate"            means the base rate from
                                        time to time prescribed by National
                                        Westminster Bank plc.

      "Condition Satisfaction Date"     means the date falling 25 business days
                                        after the date on which the Pension
                                        Liabilities are determined and agreed in accordance with paragraph 4 (or where paragraph 8 applies, the 25th working day after the Pension Liabilities are certified pursuant to that paragraph) or such later date as the conditions in paragraph 3(B) are complied with or such later date as the Seller may agree in writing.

      "Market Value Adjustment"         means the market value adjustment set
                                        out in the Actuary's Letter.

      "Payment Date"                    means whichever is the later of:

                                        (a)  the 30th working day after the date
                                             on which the Pension Liabilities
                                             are determined and agreed in
                                             accordance with paragraph 4 (or,
                                             where paragraph 8 applies, the 30th
                                             working day after the Pension
                                             Liabilities are certified pursuant
                                             to that paragraph); and

                                        (b)  the 5th working day after the
                                             Condition

                                             Satisfaction Date.

      "Pensionable Age"                 NPA (as defined in and in
                                        accordance with the rules of the
                                        Seller's Scheme).

      "Pensionable Employees"           means:

                                        (i)  such of the Relevant Employees at
                                             Completion as are then active
                                             members of the Seller's Scheme; and

                                        (ii) such of the Relevant Employees at
                                             Completion who become active
                                             members of the Seller's Scheme
                                             during the Transitional Period.

      "Pension Liabilities"             means the pension liabilities,
                                        calculated in accordance
                                        with the Actuary's Letter and, in
                                        particular, on the basis that:

                                        (i)  any limitation on the level of the
                                             pensionable salary of a
                                             Transferring Employee under the
                                             Finance Act 1989 shall be taken
                                             into account in accordance with the
                                             Actuarial Assumptions; and

                                        (ii) it shall be assumed that there is
                                             no obligation to equalise accrued
                                             rights to guaranteed minimum
                                             pensions of and in respect of the
                                             Transferring Employees under
                                             Article 119 of the Treaty of Rome.

      "Purchaser's Actuary"             means the Actuary or firm of Actuaries
                                        appointed by the Purchaser for the
                                        purposes of this Schedule.

      "Purchaser's Scheme"              means the retirement benefits
                                        scheme (or, if the context so requires,
                                        the trustees of that scheme) nominated
                                        by the Purchaser pursuant to paragraph
                                        3(A)(i).

      "Relevant Employees"              means such of the Employees as are
                                        employed by the Company and the UK
                                        Subsidiaries at the Completion Date.

      "Seller's Actuary"                means the Actuary or firm of Actuaries
                                        appointed by the Seller for the purposes of this Schedule.

      "Seller's Scheme"                 means the Hepworth Pension Scheme
                                        currently constituted by a definitive
                                        trust deed and rules
                                        dated 12th October, 1992 or, if the
                                        context so requires, the trustees of
                                        that scheme.

      "Timing Adjustment"               means:

                                        (i)  in respect of each sum to which
                                             this definition applies, the
                                             formula found by calculating the
                                             proportionate change during the
                                             period specified of an index
                                             comprising 80 per cent. of the
                                             Total Return on the FT-SE -
                                             Actuaries All Share Index and 20
                                             per cent. of the FT-SE - Actuaries
                                             British Government Over 15 Year
                                             Index with an adjustment on account
                                             of accrued interest at monthly
                                             intervals and multiplied by 1-n x
                                             0.000167 where n is the number of
                                             complete months in the relevant
                                             period; or

                                        (ii) if either or both Indices are not
                                             compiled to cover the period
                                             specified, the Timing Adjustment
                                             for that period shall be that
                                             determined by the Seller's Actuary
                                             and agreed by the Purchaser's
                                             Actuary (or in default of agreement
                                             the amount certified pursuant to
                                             paragraph 8).

      "Transfer Amount"                 means such amount as shall be determined
                                        by the Seller's Actuary and agreed by
                                        the Purchaser's Actuary (or where
                                        paragraph 8 of this Schedule applies,
                                        the amount certified pursuant to
                                        paragraph 8) as being equal to the
                                        aggregate of:

                                        (i)  the Pension Liabilities multiplied
                                             by the Timing Adjustment for the
                                             period from and including the
                                             Completion Date to and excluding
                                             the Payment Date; plus

                                        (ii) the Transitional Period Pension
                                             Contributions; less

                                        (iii) the Transitional Period Costs.

      "Transfer Date"                   means 31st December, 1997 or such
                                        earlier date as the Purchaser by not
                                        less than 30 days' notice to the Seller
                                        designates as the Transfer Date.

      "Transferring Employees"          means those of the Pensionable
                                        Employees:

                                        (i)  who join the Purchaser's Scheme
                                             with effect from the Transfer Date
                                             pursuant to paragraph 3(A)(ii); and

                                        (ii) who elect or consent in the Agreed
                                             Form to a payment (in cash or in
                                             other assets) being made by the
                                             Seller's Scheme to the Purchaser's
                                             Scheme in lieu of their accrued
                                             rights under the Seller's Scheme;
                                             and

                                        (iii) who do not withdraw that election
                                             or consent.

      "Transitional Period"              means the period commencing on the
                                        Completion Date and ending immediately
                                        before the Transfer Date.

      "Transitional Period Costs"       means the amount equal to:

                                        (i)  an allowance in respect of the cost
                                             of insuring or notionally insuring
                                             lump sum benefits and spouse and
                                             dependants' benefits payable on
                                             death-in-service in respect of all
                                             or any of the Transferring
                                             Employees in respect of the
                                             Transitional Period calculated at
                                             the rate specified in and otherwise
                                             in accordance with Part III of
                                             ANNEX B;

                                        (ii) the administrative expenses
                                             calculated at the rate specified in
                                             accordance with Part II of Annex B
                                             payable in respect of Transferring
                                             Employees; and

                                       (iii) any amounts payable but unpaid
                                             under paragraph 2(B)(i) in respect
                                             of any Pensionable Employees who
                                             are not Transferring Employees,


                                        adjusted, in respect of each such
                                        amount, by the Timing Adjustment for the period from and including the date on which such cost is incurred or as the case may be on which such amount becomes payable to and excluding the Payment Date. For this purpose each such cost shall be deemed to be incurred or to have become payable on the first day of the month in which it is so incurred or becomes payable.

      "Transitional Period Pension      means an amount equal to the
      Contributions"                    contributions made in respect of the
                                        Transitional Period to the Seller's
                                        Scheme by and in respect of the
                                        Transferring Employees adjusted, in
                                        respect of each such contribution, by
                                        the Timing Adjustment for the period
                                        from and including the date of payment
                                        of each such contribution to and
                                        excluding the Payment Date.

(B) Save where specifically defined or where the context otherwise requires, words and expressions used in Chapter I of Part XIV of the Income and Corporation Taxes Act 1988 or in the Pension Schemes Act 1993 shall have the same meanings in this Schedule.

(C) References in this Schedule to any statute or statutory provision shall include any statute or statutory provision which amends, extends, consolidates or replaces the same.

(D) References in this Schedule to paragraphs are references to paragraphs of this Schedule.

(E) If any index used for the purposes of this Schedule is not compiled or ceases to exist it shall be replaced by such index as is agreed between the Seller's Actuary and the Purchaser's Actuary or, in default of agreement, as is determined under paragraph 8.

(F) References to Article 119 of the Treaty of Rome shall be deemed to include any current or future legislation which implements Article 119 or which implements any EC Directive relating to equal treatment. References to the EC shall be taken to include the European Community (formerly the European Economic Community) and the European Union.

2.    MATTERS RELATING TO THE SELLER'S SCHEME

(A)   The Seller's undertakings

      The Seller shall use its reasonable endeavours to procure that:

      (i) subject to the consent of the Commissioners of Inland Revenue (which the Seller shall use its reasonable endeavours to obtain) Hepworth Refractories Limited is permitted to continue its participation in the Seller's Scheme throughout the Transitional Period; and

      (ii) the Seller's Scheme will be maintained, in relation to the Pensionable Employees, in full force and effect until after the Transfer Date; and

      (iii) except with the consent (such consent not to be unreasonably withheld or delayed) of the Purchaser, the provisions of the Seller's Scheme will not be amended until after the Transfer Date in a manner which may affect materially and adversely the Transfer Amount; and

      (iv) the Seller's Scheme shall not be terminated or wound-up or closed in whole or in part prior to the Transfer Date.

(B)   The Purchaser's undertakings

      The Purchaser undertakes that Hepworth Refractories Limited will:-

      (i) pay promptly to the Seller's Scheme the contributions due and payable in respect of the Transitional Period to the Seller's Scheme by and in respect of the Pensionable Employees, calculated at the rate specified in and otherwise in accordance with Part I of ANNEX B;

      (ii) comply during the Transitional Period in all other material respects with the provisions of the Seller's Scheme;

      (iii) not do or omit to do during the Transitional Period any act or thing whereby the approval of the Seller's Scheme as an exempt approved scheme or as a contracted-out scheme would be prejudiced;

      (iv) not increase the pensionable earnings (for the purposes of the Rules of the Seller's Scheme) of any Pensionable Employee during the Transitional Period by an amount which exceeds 7 per cent. per annum except on such terms (whether as to payment of additional contributions to the Seller's Scheme or otherwise) as the Seller may agree;

      (v)   The Purchaser hereby agrees that Hepworth Refractories Limited :

            (a) will not exercise any power, right or discretion conferred on it under or in relation to the Seller's Scheme, including (without limitation) any power, right or discretion conferred by any statutory provision, without the prior written consent of the Seller and on such terms (whether as to payment of additional contributions to the Seller's Scheme or otherwise) as the Seller may agree;

            (b) will from time to time exercise any such power, right or discretion and execute any deed or document as, in each case, the Seller may reasonably require in order to enable the Seller's Scheme to implement or comply with any applicable legislation;

            (c) will co-operate with the Seller and the Seller's Scheme in providing such information about, and access to, Relevant Employees as the Seller or the Seller's Scheme may reasonably require for the purposes of the Seller's Scheme.

      (vi) The Purchaser irrevocably appoints the Seller as its attorney to execute (in its name or otherwise) from time to time any deeds or documents referred to in paragraph 2(B)(v)(b).

      (vii) Subject to paragraph 2(B)(viii), the Purchaser undertakes that Hepworth Refractories Limited will pay to the Seller's Scheme, in respect of any Pensionable Employees who, during the Transitional Period, begin to receive an early retirement pension under Rule D2 of the Seller's Scheme, the aggregate, being not less than zero, of the differences at the date of commencement of the payment of pension calculated in accordance with the Actuarial Assumptions between:

            o the actuarial value, excluding the Market Value Adjustment, of the aggregate of the benefits actually payable by the Seller's Scheme to and in respect of each such Pensionable Employee (including any earnings-related lump sum payable on death before NPA); and

            o the Pension Liabilities, excluding the Market Value Adjustment, calculated as if the Completion Date were the date of the retirement of the Pensionable Employee in respect of that Pensionable Employee multiplied by the Market Value Adjustment, as at the date of commencement of the payment of the pension, determined in accordance with the Actuarial Assumptions and multiplied by the Timing Adjustment for the period from and including the date of commencement of the payment of each such pension to and excluding the date of payment of the aggregate difference, such aggregate difference to be determined by the Seller's Actuary and agreed with the Purchaser's Actuary (the "Early Retirement Pension Cost").

            The Seller undertakes that in determining whether or not to give its consent to any early retirement of any Pensionable Employee on grounds of Incapacity under Rule D2 during the Transitional Period, it shall apply similar criteria to those used by it in respect of members of the Seller's Scheme other than the Pensionable Employees.

     (viii) The Early Retirement Pension Cost in respect of any Excluded Individual who begins to receives an early retirement pension during the Transitional Period under Rule D2 will be zero.

            "Excluded Individual" means any Pensionable Employee who prior to the Completion Date has applied in writing to the trustees of the Seller's Scheme to receive an early retirement pension on account of incapacity under Rule D2:01(ii).

(C)   Submission of notices for Seller's approval

      The Purchaser undertakes to procure that the notices to be issued (if any) pursuant to paragraphs 2(D) and 3(A)(ii) will be submitted in advance of their issue to the Seller and will not be issued until the Seller has approved them, such approval not to be unreasonably withheld or delayed.

(D) Parties to do everything necessary to comply with contracting-out requirements

      The Seller and the Purchaser shall take, and the Purchaser shall procure that Hepworth Refractories Limited takes, such steps as may be required of them (if any ), including the completion of any notices and elections, to procure that Hepworth Refractories Limited:

      (i) holds or continues to be named in a contracting-out certificate in relation to the Seller's Scheme in respect of the Transitional Period; and

      (ii) ceases to hold or be named in such certificate with effect from the end of the Transitional Period.

3.    THE PURCHASER'S SCHEME

(A)   The Purchaser to nominate a pension scheme and offer membership

      The Purchaser shall procure that:

      (i) before the Transfer Date it will nominate a contracted-out retirement benefits scheme:

            (a) which Hepworth Refractories Limited will have established (or become a party to) with effect from a date no later than the Transfer Date;

            (b) which is approved or is capable of approval as an exempt approved scheme; and

            (c) to which the Seller's Scheme can make a transfer payment without prejudicing approval of the Seller's Scheme as an exempt approved scheme;

      (ii) such of the Pensionable Employees as have not ceased to be in the employment of the Company or any UK Subsidiary or attained Pensionable Age in the Seller's Scheme at the Transfer Date and who remain active members of the Seller's Scheme will be offered membership of the Purchaser's Scheme with effect from the Transfer Date; and

      (iii) the offer to be made pursuant to paragraph 3(A)(ii) will not be conditional upon the Pensionable Employee agreeing to transfer his benefits in respect of past service to the Purchaser's Scheme,

(B)   Tax approval and contracting-out matters relating to the Purchaser's
      Scheme

      The Purchaser shall use all reasonable endeavours to procure by the date defined in paragraph (a) of the definition of Payment Date:

      (i) that the Purchaser's Scheme is an exempt approved scheme or that the Commissioners of Inland Revenue have specifically approved the transfer of the Transfer Amount from the Seller's Scheme to the Purchaser's Scheme; and

      (ii) that Hepworth Refractories Limited holds or is named in a contracting-out certificate in relation to the Purchaser's Scheme.

(C) Compliance with statute and schedule by Purchaser and financial matters relating to the Purchaser's Scheme

      The Purchaser shall procure by the Condition Satisfaction Date that the Purchaser and the Purchaser's Scheme will enter into an agreement under seal with the Seller and the Seller's Scheme in such form as the Seller may reasonably require under which the Purchaser's Scheme:

      (a) agrees to accept the Transfer Amount in full and final settlement of all claims against the Seller's Scheme in respect of the Transferring Employees;

      (b) agrees to provide benefits to the Transferring Employees in accordance with paragraph 7 and the announcement made to the Transferring Employees; and

      (c) agrees to comply with the applicable requirements of the Commissioners of the Inland Revenue, the relevant preservation requirements of the Pension Schemes Act 1993 and contracting-out requirements of that Act and the relevant provisions of clause 9.03 of the Rules of the Seller's Scheme; and

4.    DETERMINATION OF PENSION LIABILITIES AND OTHER MATTERS

(A)   Actuaries to be instructed

      (i) Immediately after the Completion Date the Seller and the Purchaser shall respectively instruct the Seller's Actuary and the Purchaser's Actuary to consult with a view to the Seller's Actuary determining and the Purchaser's Actuary agreeing the Pension Liabilities (ignoring for the time being the adjustment for the period from the Completion Date) within 90 days after the Transfer Date in accordance with paragraph 4(A)(ii).

      (ii) The Seller's Actuary will determine the Pension Liabilities and provide the result and the underlying calculations to the Purchaser's Actuary within 60 days of the Transfer Date, and the Seller's Actuary and the Purchaser's Actuary shall have 30 days from the receipt of such determination by the Purchaser's Actuary to agree the Pension Liabilities.

(B)   Accuracy of information to be provided to the Actuaries by the Seller

      (i) The Seller shall procure that all such information in its possession, custody or control as the Seller's Actuary or the Purchaser's Actuary may reasonably request for the purpose of calculating the Pension Liabilities and the Transfer Amount shall be made available promptly to such Actuary.

      (ii) The Seller hereby warrants to the Purchaser that all such information shall be true, complete and accurate in all material respects as at the date the information is required for the purpose of this Schedule and shall contain no omission material to the calculation of the Transfer Amount or material to any other calculation or determination for the purposes of this Schedule.

(C)   Accuracy of information to be provided to the Actuaries by the Purchaser

      (i) The Purchaser shall procure that all such information in its or the Group's possession, custody or control as the Seller's Actuary or the Purchaser's Actuary may reasonably request for the purpose of calculating the Pension Liabilities and the Transfer Amount shall be made available promptly to such Actuary and to the Seller's Scheme.

      (ii) The Purchaser hereby warrants to the Seller that all such information shall be true, complete and accurate in all material respects as at the date the information is required for the purpose of this Schedule and shall contain no omission material to the calculation of the Transfer Amount or material to any other calculation or determination for the purposes of this Schedule.

5.    PAYMENT OF TRANSFER AMOUNT AND EXCESS PAYMENT

(A) Seller's obligations conditional upon Purchaser's obligations being duly performed

      The Seller's obligations in this paragraph 5 are conditional upon the Purchaser's obligations in paragraphs 2 and 3 being duly performed in all material respects on or before the Payment Date.

(B) Seller to procure payment of Transfer Amount on the Payment Date by the Seller's Scheme Trustees

      Subject to paragraph 5(A), the Seller shall use its reasonable endeavours to procure that on the Payment Date the Seller's Scheme (to the extent that it can lawfully make such payment) shall pay the Transfer Amount to the Purchaser's Scheme.

      (i) The payment of the Transfer Amount shall be satisfied by the transfer of a reasonable cross-section of the assets of the Seller's Scheme, excluding any direct holdings of real property (as agreed by the Seller's Scheme and the Purchaser's Scheme) having a mid-market value on the day before the Payment Date equal to the Transfer Amount.

      (ii) If the Seller's Scheme and the Purchaser's Scheme are unable to agree some or all of the particular assets to be transferred or the mid-market value of any such assets, the payment of the Transfer Amount (or the appropriate part of it) shall be satisfied by the Seller's Scheme transferring cash equal to 99 per cent. of that part of the Transfer Amount in respect of which there has been no agreement as to the assets to be transferred.

(C)   Shortfall

      (i) Subject to paragraph 5(A) if the amount which has been actually transferred (if any) by the Seller's Scheme to the Purchaser's Scheme on or before the Payment Date in respect of the Transferring Employees is less (other than by the application of the final sentence of paragraph 5(B)) than the Transfer Amount, then the Seller shall immediately pay to the Purchaser, by way of an adjustment of the consideration payable for the Shares pursuant to this Agreement, and the Purchaser shall procure that Hepworth Refractories Limited then pays to the Purchaser's Scheme, a sum in cash (the "Shortfall") calculated according to the formula:

            ((A - B) + C) where

            A     =     the Transfer Amount

            B     =     the amount actually transferred on or before the Payment
                        Date plus interest at the Agreed Interest Rate for the period from and including the date or dates on which such amount was transferred to and excluding the Payment
                        Date;

            C     =     the amount representing interest at the Agreed Interest
                        Rate on an amount equal to A - B for the period from and including the Payment Date to and excluding the date on which payment is made under this sub-paragraph;

            The amount of the Shortfall shall be determined by the Seller's Actuary and agreed by the Purchaser's Actuary or, in default of agreement, be determined under paragraph 8.

      (ii) If, after the date the Seller pays the Shortfall to the Purchaser under paragraph 5(C)(i), the Seller's Scheme makes any payment in respect of any benefits retained by the Seller's Scheme in respect of any

            Transferring Employee the Purchaser shall pay forthwith to the Seller by way of an adjustment of the consideration payable for the Shares pursuant to this Agreement a sum equal to that payment

            If the Purchaser does not pay the amount due under the previous sentence within 2 days of the date of the payment in respect of benefits by the Seller's Scheme, the Purchaser shall, in addition, pay interest at the Agreed Interest Rate (as well after as before judgment) on the amount due from and including the date on which the payment was made by the Seller's Scheme to and excluding the date on which payment actually is made by the Purchaser.

      (iii) If, in the period of five tax years beginning with tax year 1997/1998, after any payment in respect of the Shortfall under paragraph 5(C)(i), the Purchaser or any member of the Purchaser's Group achieves a reduction in its liability to corporation tax ("Reduction") as a result of being able to treat a payment to the Purchaser's Scheme of an amount equal to the payment in respect of the Shortfall as deductible for corporation tax purposes, the Purchaser shall pay to the Seller, within 7 days after the Purchaser would otherwise have been liable to pay the saved corporation tax, a sum equal to that Reduction.

      (iv) The Purchaser shall use all reasonable endeavours to obtain a Reduction at the earliest time possible after its receipt of any payment in respect of the Shortfall.

6.    VOLUNTARY FUND

(A)   Meaning of "Voluntary Fund"

      In this paragraph 6, the expression "Voluntary Fund" means a fund comprising those voluntary contributions, or the investments or moneys representing them and any income derived from them, in respect of which the entitlements of the members who have paid them are not related to earnings (however defined) but are based on the respective parts of such Voluntary Fund which are attributable to them.

(B)   Voluntary Fund to be disregarded for calculations

      Notwithstanding the preceding provisions of this Schedule, if within the Seller's Scheme there is a Voluntary Fund, the Voluntary Fund, the benefits payable from it, the contributions payable to it and any transfer payment made from it shall be disregarded for all the preceding provisions of this Schedule.

(C)   Transfer of Voluntary Fund

      The Seller shall nevertheless use its reasonable endeavours to procure that the part of the Voluntary Fund attributable to the Transferring Employees in accordance with the provisions of the Seller's Scheme is transferred to the Purchaser's Scheme on the Payment Date.

7.    TRANSFER AMOUNT TO PURCHASE BENEFITS FOR TRANSFERRING EMPLOYEES

(A)   Purchaser to provide benefits of equal actuarial value

      Subject to receipt of the Transfer Amount (as reduced in accordance with the final sentence of paragraph 5(B), if applicable) by the Purchaser's Scheme (or, as the case may be, the payment of the Shortfall by the Seller under paragraph 5(C)), the Purchaser shall procure that the Purchaser's Scheme shall provide benefits in respect of the pensionable service (including transfer credits) of each Transferring Employee in the Seller's Scheme before Completion which are of equal actuarial value on the basis of the Actuarial Assumptions to the benefits applying in the Seller's Scheme (as in force on the date of this Agreement) in relation to such service.

(B)   Purchaser not to discriminate against Transferring Employees

      The Purchaser shall procure that, in granting any benefit improvement in the Purchaser's Scheme, the Purchaser's Scheme will not discriminate against any of the Transferring Employees or persons claiming through or in respect of them.

(C)   Benefit of covenants

      The Purchaser declares as trustee for the benefit of the Transferring Employees that the benefit of the covenants contained in paragraphs 7(A) and (B) shall be directly enforceable by each Transferring Employee and by persons claiming through or in respect of them.

8.    DISPUTES

(A)   Referral to an independent Actuary

      (i) Any dispute between the Seller's Actuary and the Purchaser's Actuary concerning the determination or agreement of the Transfer Amount or of any other matters to be determined or agreed by them for the purposes of this Schedule shall, in the absence of agreement between them, be referred to an independent Actuary.

      (ii) The independent Actuary shall be nominated jointly by the Seller and the Purchaser or, failing such nomination, shall be nominated by the President for the time being of The Institute of Actuaries at the instance of the party first applying to him.

(B)   Independent Actuary to act as expert and direct payment of costs

      The independent Actuary so appointed shall act as an expert and not as an arbitrator. His decision shall be final and binding. His costs shall be borne between the Seller of the one part and the Purchaser of the other part as the independent Actuary may direct.

9.    INDEMNITIES

(A)   Deficiency

      Subject to paragraph 9(D), the Seller shall indemnify the Purchaser against any Covered Liability which the Purchaser may incur (whether or not pursuant to Section 144 of the Pension Schemes Act 1993 or Section 75 of the Pensions Act 1995 (as appropriate) and any regulations made pursuant to such section) to contribute to the Seller's Scheme.

(B)   Relevant Deficit

      Subject to paragraph 9(D), in the event that there is a Relevant Deficit in the Seller's Scheme, the Seller shall make a payment to the Seller's Scheme of such amount as is required to discharge the Purchaser from any liability pursuant to the Relevant Provisions to contribute to or in respect of any Deficit arising in respect of the Seller's Scheme.

(C)   Definitions

      For the purpose of this paragraph 9:

      "Covered Liability" means any Liability other than a Liability which arises under paragraph 2(B) of this Schedule or which arises from an act or omission (other than the cessation of participation in the Seller's Scheme by the Purchaser in the manner envisaged by this Schedule) of the Purchaser or any member of the Purchaser's Group;

      "Deficit" means a deficit in terms of the Relevant Provisions;

      "Liability" means any loss, cost, expense, damage or other liability;

      "Relevant Deficit" means any Deficit in respect of the Seller's Scheme which arises as at the date Hepworth Refractories Limited ceases to participate in the Seller's Scheme or as at the first actuarial valuation of such scheme with an effective date falling after 5th April, 1997 except to the extent that any Deficit arises from an act or omission (other than the cessation of participation in the Seller's Scheme by Hepworth Refractories Limited) of the Purchaser or any member of the Purchaser's Group;

      "Relevant Provisions" means section 75 of the Pensions Act 1995 and regulations made pursuant to that section.

10.   PENSION WARRANTIES

The Seller represents, warrants and undertakes, so far as the Seller is aware and save as disclosed in the Disclosure Letter, that:

(A)   Seller's Scheme is the only funded pension/disability arrangement

      Other than the Seller's Scheme and schemes to which the State requires contributions to be made (including the statutory sick pay scheme) there is no arrangement to which the Company or any of the Subsidiaries is or within the five year period prior to Completion has been a party or to which it contributes or may be liable to contribute under which benefits of any kind are payable to or in respect of any of the Employees or any former employees of the Company or the UK Subsidiaries on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service.

(B)   All material Seller's Scheme documents supplied

      The trust deeds and rules of the Seller's Scheme, together with the Inland Revenue approval letter, contracting-out certificate, material deeds of amendment and participation, all material announcements (to members of the Seller's Scheme who are Relevant Employees) which have not been incorporated into the Trust Deed and Rules of the Seller's Scheme and the scheme booklet and accounts for the Seller's Scheme for 1995 and 1996 have been supplied to the Purchaser or the Purchaser's advisers and are attached to the Disclosure Letter.

(C)   Exercise of discretion or power

      No discretion or power has been exercised under the Seller's Scheme in respect of members of that Scheme who are Relevant Employees to augment benefits or to provide a benefit which would not otherwise be provided.

(D)   Contributions duly paid

      The Company and the Subsidiaries have no liability to make payments to the Seller's Scheme or to any insurance company in respect of benefits provided under the Seller's Scheme in respect of any period ending on or before the Completion Date.

(E)   Adherence

      Hepworth Refractories Limited and Industry Connect Limited adhere to the Seller's Scheme in respect of the Pensionable Employees. So far as the Seller is aware, Hepworth Refractories Limited and Industry Connect Limited have each duly complied with all their obligations and duties (including statutory obligations) under and in respect of the Seller's Scheme.

(F)   Exempt Approval

      The Seller's Scheme is an exempt approved scheme.

(G)   Contracting-out

      The Seller's Scheme is a contracted-out scheme and Hepworth Refractories Limited is named in a contracting-out certificate in relation to the Seller's Scheme.

(H) So far as the Seller is aware nothing has been done or omitted to be done which would result in the Seller's Scheme ceasing to be an exempt approved scheme or the contracting-out certificate being cancelled or surrendered.

(I) All benefits (other than a refund of contributions with interest where appropriate) payable under the Seller's Scheme on the death of a member or beneficiary while in an employment to which the Seller's Scheme relates are fully insured under a policy effected in the name of the trustees of the Seller's Scheme.

(J) None of the Employees who are members of the Seller's Scheme in pensionable service are employed outside Great Britain.

(K) The principal employer and the trustees or administrator of the Seller's Scheme do not intend that the Seller's Scheme will contract out of the State Earnings Related Pension Scheme using the protected rights basis after 6 April 1997.

(L) So far as the Seller is aware, there are no actions, claims or suits (other than routine claims for benefits) outstanding, pending or threatened in respect of any of the Employees or former employees and former officers of any member of the Group against the trustees or administrators of the Seller's Schemes or against any member of the Group, in respect of any act, event or omission or other matter arising out of or in connection with the Seller's Schemes or otherwise in relation to the provisions of any relevant benefit (as defined in sub-paragraph (B) above).

(M) Any employee benefit plans which are operated by the Overseas Subsidiaries or in which they participate has, so far as the Seller is aware, been operated in compliance with all applicable laws and in all material respects in accordance with their provisions.

(N) No employee or former employee of any member of the Group participating in the Seller's Scheme has, in the five years prior to Completion, been excluded from membership of the Seller's Scheme in contravention of
      Article 119 of the Treaty of Rome.

11.   NO ASSISTANCE TO BE GIVEN BY THE PURCHASER

      (i) The Purchaser undertakes neither to take any action nor to assist, whether directly or indirectly, any person in any manner which would result in the Seller's Scheme having to pay a larger amount than the Transfer Amount to the Purchaser's Scheme.

      (ii) The Purchaser agrees that this undertaking extends to the Purchaser and any other company directly or indirectly controlled or connected with the Purchaser and applies both during and after the Transitional Period.

12.   CALCULATION OF LIABILITY

In quantifying any liability, loss, damage, cost, claim or expense which either party may incur or sustain arising out of or in connection with the breach by the other of any of the provisions of this Schedule, the parties agree that the Actuarial Assumptions shall be applied as nearly as may be and in default of agreement as to how they should apply, the disagreement shall be resolved in accordance with paragraph 8.

                                   SCHEDULE 9

             (Preparation and agreement of the Completion Accounts)

1. The Completion Accounts shall be prepared and agreed in accordance with the provisions of this Schedule. The general purpose of the Completion Accounts is to enable the Purchaser to confirm that the Net Assets disclosed in the Accounting Pack remain in existence at the Completion Accounts Date.

2. Subject to paragraphs 3 and 4 below or as otherwise expressly stated in this Schedule, the Completion Accounts shall:

      (i) be prepared as if the period (the "Completion Period") beginning with the opening of business on the day following the Accounts Date and ending as at the close of business on 31st March, 1997 (the "Completion Accounts Date") was a financial year of the Company, with appropriate apportionment of income and expenditure;

      (ii) be based on the books and records of each member of the Group (together with appropriate consolidation adjustments;

      (iii) comprise:

            (a) a consolidated balance sheet of the Group as at the close of business on the Completion Accounts Date in the format set out in Attachment Q; and

            (b) a statement of the value of Net Assets as at the close of business on the Completion Accounts Date as set out on the line marked "Net Assets" in Attachment Q,

            but shall not include any notes;

      (iv) be prepared in accordance with the same accounting principles, policies, treatments, categorisations and practices as were used in the preparation of the Accounting Pack, applied (including in relation to the exercise of discretion and judgement) on a basis which is in all respects consistent with the basis of application which was used in the preparation of the Accounting Pack, or, in the absence thereof, in accordance with accounting principles, policies and practices generally accepted in the United Kingdom;

      (v) in relation to stock in trade (including raw materials, work in progress, finished goods and packaging), be based on a stock take carried out over the period 27th March to 1st April, 1997;

      (vi)  take appropriate account of:

            (a) wages, salaries and other periodic outgoings in respect of the employees, assets and liabilities of each member of the Group for any period of time prior to the Completion Accounts Date;

            (b) any payment (by way of deposit, prepayment or otherwise) made by any member of the Group in respect of the price or cost of anything (including any service) to be provided to it after the Completion Accounts Date;

            (c) any payment (by way of deposit, prepayment or otherwise) received by any member of the Group in respect of the price or cost of anything (including any service) to be provided by it after the Completion Accounts Date;

            (d) end-of-period accounting "cut-off" procedures which are consistent with those adopted for the purposes of the preparation of the Accounting Pack; and

      (vii) no post balance sheet event occurring after the end of the review period referred to in paragraph 9 shall be taken into account.

3. The Completion Accounts shall, subject to paragraph 4, be prepared on the basis of the following assumptions:

      (i) that the Completion Accounts relate to each member of the Group as a going concern and excluding any effect of the change of control or ownership of any member of the Group contemplated by this Agreement or any other effect of this Agreement, the Tax Covenant or the Environmental Deed (including any new or amended arrangements which it may be necessary or desirable for any member of the Group to enter into after the date of this Agreement by reason of any of the foregoing) and in all respects as if each member of the Group was to remain a member of the Seller's Group; and

      (ii) that all levels of materiality in relation to individual items shall be the levels of materiality which were applied in relation thereto in compiling the Accounting Pack; and

      (iii) that the currency conversion rates to be applied to all currencies other than sterling shall be the relevant mid-market rates as at the close of business on the Completion Accounts Date (or, if such date is not a business day, on the immediately preceding business day) as published in "The Financial Times".

4.    In the balance sheet comprised within the Completion Accounts:

      (i) no fixed asset or investment reflected in the Accounting Pack shall be written up or down by way of revaluation above or below the amount ascribed to it in the Accounting Pack (other than, subject to paragraph 4(xiv), with respect to depreciation which shall be applied in accordance with paragraph 2(iv));

      (ii) subject to any other sub-paragraphs of this paragraph 4, where a provision was made in the Accounting Pack in relation to any matter or series of related matters no decrease or increase in that provision shall be made unless and to the extent that since the preparation of the Accounting Pack new facts or circumstances have arisen which, in accordance with paragraph 2(iv), justify such increase or decrease;

      (iii) the aggregate provision in respect of or relating to deferred tax shall be (pound)689,000;

      (iv) no provision shall be made in respect of or relating to any post-Completion reorganisation, redundancy, dismissal, closure or rationalisation proposed or contemplated by the Purchaser, the Seller or any member of the Group whether at the Group's site at Loxley or otherwise (save for redundancy costs where the relevant employees have by the Completion Accounts Date been given formal notice of redundancy) and save for any planned or actual redundancy disclosed in the Disclosure Letter, including in relation to Bernard Niels;

      (v) the investment in Rotary Nozzle International SA ("RNI") shall be valued on a basis consistent with the Accounting Pack, save that, to the extent that the management accounts of RNI for March 1997 are not available, and unless such management accounts become available before the end of the review period (as defined in paragraph 9), the valuation shall be based on the management accounts of RNI for January and February and the figure for the Group's "Best Estimate" of its share of the RNI results contained in the flash results for the Group listed at document 2-8 in the Data Room List;

      (vi) no provision (whether in respect of taxation or otherwise) shall be made in respect of or relating to payments made to past or current employees via the private social fund, the Fonds Ceram, by Hepworth Refractories (Belgium) SA or any associated costs, penalties or interest;

      (vii) subject to paragraph 4(xx), the aggregate provision which shall be made in respect of or relating to all facts and circumstances which have resulted or may result in claims of any nature (including product warranty or defective product claims) against any member of the Group by any past or present customer, supplier or employee of any member of the Group (including claims to the effect that any such customer is or may be entitled to withhold, set-off or not make any payment which may otherwise be payable) and all associated costs, expenses, penalties and interest shall be (pound)2 million and for the avoidance of doubt no separate provision shall be made in respect of the receivable from Kvaerner Davy Limited;

     (viii) the Intra-Group Currency Agreements shall not be marked to market;

      (ix) no provision shall be made in respect of or relating to any liability to which the Clause 11 Indemnity relates;

      (x) no provision shall be made in respect of or relating to any cost to the Group of assisting with the preparation of any draft or final Completion Accounts, including the stock take in relation thereto;

      (xi)  the Wallhouse clay stock shall be valued at (pound)265,000;

      (xii) no provision shall be made in respect of or relating to any amount which may be payable after the Completion Account Date under any senior managers bonus scheme in relation to the period from the Accounts Date to the Completion Accounts Date or thereafter;

      (xiii) other than any provision made in respect of Belgian holiday pay on the same basis as in the Accounting Pack, no provision shall be made in respect of or relating to UK staff holiday pay;

      (xiv) the aggregate adjustment to the provision made in respect of or relating to accelerated depreciation in Belgium shall be the same as that reflected in the Accounting Pack;

      (xv) no provision shall be made in respect of or relating to any cost payable to Chadwick or Kaiser other than in respect of the unpaid invoices raised by Chadwick in France during the period from the Accounts Date to the Completion Accounts Date, amounting to 75,000FF per week;

      (xvi) the provision reflected in the Accounting Pack in respect of costs payable after the Accounting Date to Kaiser and/or Chadwick shall not constitute a precedent for reflecting any provision in the Completion Accounts for any costs payable after the Completion Accounts Date;

     (xvii) the aggregate provision made in respect of or relating to costs associated with Environmental Matters, including any restoration liabilities, shall not be greater than the aggregate provision for restoration liabilities of (pound)205,000 reflected in the Accounting Pack;

    (xviii) no consolidation adjustment shall be made in respect of or relating to inter company profit in stock as between members of the Group;

      (xix) no adjustment shall be made to the procedure used at the Accounts Date to value UK stock in respect of or relating to the inclusion therein of a
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                                      146


            proportion of the pension charge raised by the Seller's Group and accruals shall include the pension charge raised by the Seller's Group in March 1997;

      (xx) the aggregate provision made in respect of or relating to credit notes issued in the UK after the Completion Accounts Date in relation to sales before the Completion Accounts Date shall be (pound)113,000;

      (xxi) the corporation tax liability accruing for the Completion Period shall be the profit before tax of each member of the Group for the Completion Period multiplied by the local corporation income tax rates less the value of any tax losses within the Group brought forward and utilisable by the relevant member of the Group in respect of the Completion Period. Local corporation income tax rates shall include national and local taxes on corporation income and includes surcharges;

     (xxii) no provision shall be made against raw materials and bought out parts in the UK and Belgium; and

   (xvxiii) no provision shall be made against work in progress in the UK.

      In this Schedule, where the word "provision" is made in the context of the Completion Accounts that shall be deemed to include any other accrual, charge, write-off or adjustment which would have an equivalent effect on the value of Net Assets as at the close of business on the Completion Accounts Date.

5. The Seller shall, with the assistance of the Group management (in particular, Richard Sykes), as soon as practicable after Completion, and in any event by the date falling 45 days after the date of this Agreement (the "preparation period"), prepare, with the assistance of the Seller's Auditors, and deliver to the Purchaser draft Completion Accounts (the "draft Completion Accounts") . The fees and costs of the Seller's Auditors shall be paid by the Seller.

6. Following Completion the Purchaser shall, and shall procure that each member of the Group and the Purchaser's Auditors shall, give the Seller and the Seller's Auditors reasonable access at reasonable times to all books, records and working papers in their respective possession or control relating to the Group Businesses or members of the Group and generally shall provide the Seller and the Seller's Auditors with such other information and assistance as the Seller and the Seller's Auditors may reasonably require (including the reasonable provision and assistance at reasonable times of financial personnel employed by members of the Group and reasonable copies of such books, records and papers) for the purposes of preparing and reviewing the draft Completion Accounts, discussing them with the Purchaser or the Purchaser's Auditors or making submissions to the expert (as defined below).

7. If the Purchaser fails to comply with the provisions of paragraph 6 the Seller (in addition to any other remedies it may have):

      (a) shall give written notice to the Purchaser to the effect that the Purchaser has failed to comply with its obligations pursuant to paragraph 6 above and such notice shall describe such non-compliance in reasonable detail. The preparation period shall then be extended by such number of days as is necessary, in the Seller's reasonable opinion, to take account of such failure (in which event it shall be deemed to be so extended); and/or

      (b) if such failure has resulted, in the Seller's reasonable opinion, in the Seller being unable to comply with its obligations under paragraph 5 for a period of 20 days or more beyond the end of the original preparation period , or, if later, the end of any extension given under paragraph 7(a), may give written notice to the Purchaser, giving reasons for the notice, to the effect that no Completion Accounts shall be delivered by it (in which event there shall be no Completion Accounts and no adjustment to the Consideration).

      The Seller shall be entitled to give one or more notices under paragraph 7(a).

8. If the Purchaser shall not agree that the Seller is entitled either to extend the preparation period or to give notice that no Completion Accounts shall be delivered and such dispute is not resolved in good faith negotiations within seven (7) days after receipt by the Purchaser of the notice referred to in paragraph 7(a) or in paragraph 7(b) above (as appropriate), such dispute shall be referred at the election of either party for the determination of the "expert" referred to in paragraph 11 below. The expert shall act as an expert (and not as an arbitrator) in making a determination of the dispute and the expenses of the determination by the expert shall be borne between the Seller and the Purchaser in such proportions as the expert shall in its discretion determine.

9. The Purchaser shall have a period of 30 days (the "review period") after the delivery to it of the draft Completion Accounts to review, in conjunction with the Purchaser's Auditors, the draft Completion Accounts and to present to the Seller in writing any objections (particularising the matters in dispute, the reasons why they are not in accordance with this Schedule and the effect thereof on the value of Net Assets) it may have as to whether the draft Completion Accounts have been prepared in accordance with this Schedule.

10. The Seller shall, following the Completion Date, give the Purchaser and the Purchaser's Auditors reasonable access at reasonable times to all books, records and working papers in its possession or control or (subject to the execution of a hold harmless letter in the Seller's Auditors' customary form) in the possession or control of the Seller's Auditors relating to the Group on or prior to the Completion Accounts Date and generally shall provide the Purchaser and the Purchaser's Auditors with such other information and assistance as the Purchaser or the Purchaser's Auditors may reasonably require (including reasonable access to the relevant senior financial officers of the Seller) for the purpose of enabling the Purchaser to present any such written objections as are referred to in paragraph 9, provided that the Purchaser and the Purchaser's

      Auditors shall not be entitled to any such access, information or assistance which goes beyond that reasonably necessary to review whether the draft Completion Accounts have been prepared in accordance with the provisions of this Schedule. The fees and costs of the Purchaser's Auditors shall be paid by the Purchaser.

11. If no such written objections as are referred to in paragraph 9 are presented to the Seller by the end of the review period, then the draft Completion Accounts shall, as between the Seller and the Purchaser, be deemed to have been accepted and approved by the Seller and the Purchaser and shall be final and binding on the Seller and the Purchaser and shall be deemed to constitute the "Completion Accounts" for all purposes of this Agreement.

12. If any such written objections as are referred to in paragraph 9 are presented to the Seller by the end of the review period, then the Seller and the Purchaser shall attempt to resolve the matters in dispute in good faith negotiations. If there are any such matters in dispute between the Seller and the Purchaser which have not been resolved in good faith negotiations within a period of 14 days after the end of the review period, then the matters remaining in dispute shall be referred at the election of either party for determination to a partner of at least 10 years qualified experience at , with experience of acting as an expert, at Price Waterhouse or, if no such partner is able to act, by an independent firm of internationally recognised chartered accountants to be selected, on the application of either the Purchaser or the Seller, by the President for the time being of the Institute of Chartered Accountants in England and Wales (the "expert"), who shall be instructed to notify both the Seller and the Purchaser of his determination within 14 days of such referral, or as soon as practicable thereafter.

13.   The following terms of reference for the expert shall apply:

      (i) the Purchaser and the Seller shall each promptly prepare a written statement on the matters remaining in dispute which (together with the relevant documents) shall be submitted to the expert for determination, provided that no matters shall be disputed by the Purchaser which were not included within the written statement of objections referred to in paragraph 9;

      (ii) in giving such determination, the expert shall state what adjustments (if any) are necessary to the draft Completion Accounts in respect of the matters in dispute in order to comply with the requirements of this Schedule and the reasons for such adjustments, and shall also, if requested, confirm that his determination has taken into account any matters referred to him pursuant to paragraph 7(B) of Schedule 4;

      (iii) the expert shall act as an expert (and not as an arbitrator) in making any such determination;

      (iv) the expenses of any such determination by the expert shall be borne between the Seller and the Purchaser in such proportions as the expert shall in its discretion determine.

14. The Seller shall, and shall procure that the Seller's Auditors shall, and the Purchaser shall and shall procure that each member of the Group and the Purchaser's Auditors shall, give the expert reasonable access at reasonable time to all books and records in their respective possession or control relating to the Group on or prior to the Completion Accounts Date and generally shall provide the expert with such other information and assistance as the expert may reasonable require.

15. The draft Completion Accounts as amended by the expert shall, as between the Seller and the Purchaser and in the absence of manifest error, be deemed to have been accepted and approved by the Seller and the Purchaser. The draft Completion Accounts accepted and approved, or deemed to be accepted and approved, by the Seller and the Purchaser at any stage in the procedures set out in this Schedule shall be final and binding on the Seller and the Purchaser and shall be deemed to constitute the "Completion Accounts" for all purposes of this Agreement.

Signed by JOHN CARTER                    )
for and on behalf of                     )
HEPWORTH R. AND M. HOLDINGS LIMITED      )     /s/ J.D. Carter
                                         )     ----------------------------

Signed by JOHN CARTER                    )
for and on behalf of                     )     /s/ J.D. Carter
HEPWORTH PLC                             )     ----------------------------

Signed by  STEVEN ELBAUM                 )
for and on behalf of                     )     /s/ S. Elbaum
REFRACO HOLDINGS LIMITED                 )     ----------------------------

Signed by STEVEN ELBAUM                  )
for and on behalf of                     )     /s/ S. Elbaum
THE ALPINE GROUP, INC.                   )     ----------------------------